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Exhibit 2.5

ROBERT A. GREENFIELD (State Bar No. 39648),
ERIC D. GOLDBERG (State Bar No. 157544), and
ERIC D. WINSTON (State Bar No. 202407), Members of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
3699 Wilshire Boulevard, Suite 900
Los Angeles, California 90010
Telephone: (213) 251-5100
Facsimile: (213) 251-5288

Reorganization Counsel to
Debtors and Debtors In Possession

Debtors' Mailing Address:
300 Newport Center Drive
Newport Beach, California 92660

UNITED STATES BANKRUPTCY COURT
CENTRAL DISTRICT OF CALIFORNIA
SANTA ANA DIVISION

In re	Case No. SA 00-16475-LR
Chapter 11
EDWARDS THEATRES CIRCUIT, INC., a California corporation; EDWARDS MEGAPLEX HOLDINGS, LLC, a Delaware limited liability company; EDWARDS THEATRES MANAGEMENT, LLC, a Delaware limited liability company; EDWARDS ENTERTAINMENT 2000, INC., a California corporation; METRO EDWARDS CORP., a California corporation; NORWALK THEATRE CORP., a California corporation; FEDERAL AMUSEMENT CORP., a California corporation; and affiliates,	(Administratively Consolidated with Case Nos. SA 00-16476 LR through SA 00-16482 LR; SA 00-16484 LR; SA 00-16486 LR through SA 00-16488 LR; SA 00-16491 LR; SA 00-16492 LR; SA 00-16494 LR through SA 00-16504 LR; SA 00-16506 through SA 00-16508 LR; SA 00-16510 LR through SA 00-16514 LR; SA 00-16516 LR; SA 00-16518 LR through SA 00-16523 LR; and SA 00-16525 LR through SA 00-16543 LR)
[This Pleading Applies To All Cases]
Debtors.	DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION (July 23, 2001)
Hearing On Confirmation Of Second Amended Plan Of Reorganization
Date:	September 19, 2001
Time:	10:00 a.m.
Place:	Courtroom 5-D
411 West Fourth St.
Santa Ana, CA

        This Plan of Reorganization is proposed by Edwards Theatres Circuit, Inc. and its affiliated debtors and debtors in possession (collectively, the "Debtors"). The Disclosure Statement for the Plan contains a summary of the Plan and discusses the Debtors' history, business, and assets. All holders of Claims are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. No solicitation materials, other than the Disclosure Statement, the exhibits attached thereto or referenced therein, and the related materials transmitted therewith, have been approved by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

I.

DEFINITIONS AND RULES OF CONSTRUCTION

        A.    Definitions.

        In addition to such other terms as are defined elsewhere in the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the Plan:

        "Acceptable Depository" means: (a) Wells Fargo Bank, N.A.; or (b) such other depository bank located in the state of California as New Edwards may select.

        "Administrative Claim" means an unsecured Claim (other than an Administrative Tax Claim): (a) for costs and expenses of administration of the Case incurred prior to the Effective Date and allowable under Code Sections 503(b) or 507(b); (b) fees under 28 U.S.C. § 1930(a)(6), as provided under Article V.A.4; and (c) the fees and costs of Professional Persons incurred after the Effective Date in connection with the preparation and approval of their Final Fee Applications.

        "Administrative Tax Claim" means an unsecured Claim held by a governmental unit for taxes (and for interest and/or penalties related to such taxes) subject to Code Sections 503(b)(1)(B) and (C).

        "Administrative Transactions" means contracts, leases and other agreements and stipulations entered into by the Debtors in Possession on or after the Petition Date pursuant to Code Section 363(c)(1), or pursuant to Final Order.

        "All Notices List" means the list of Persons who have, following the Effective Date, Filed a request to be included on the All Notices List, and shall include Bank of America Counsel. For a period of 30 days following the service of the Notice of Effective Date under Article V.D.3, the All Notices List shall also include those Persons who, prior to the Effective Date, had filed and served on Reorganization Counsel a request for notice pursuant to the Special Notice Order; thereafter, those Persons who have not, after the Effective Date, Filed a request that they be continued on the All Notices List shall be deleted from the All Notices List.

        "Allowed Claim" means a Claim to the extent that:

          (a)  Such Claim is an Administrative Claim and: (i) a request for payment or Final Fee Application for such Claim is timely Filed under Article III.A.1.b.i or Article III.A.1.b.ii, whichever is applicable, or is deemed timely filed by Final Order; and (ii) the Claim is Allowed as set forth in Article III.A.1.a; or

          (b)  Such Claim is an Administrative Tax Claim and: (i) a motion is timely Filed under Article III.A.1.b.iii, or is deemed timely filed by Final Order; and (ii) the Claim is Allowed as set forth in Article III.A.1.a; or

          (c)  Such Claim is a Priority Tax Claim, or a Claim that if Allowed would be a Class 1 through 5B Claim, and a proof of such Claim is timely Filed or is deemed timely Filed by Final Order, or under Bankruptcy Code Section 1111(a); and

            (i)    none of New Edwards, the Committee, or any other party in interest with standing Files and serves on the holder of such Claim an objection to the Claim by the applicable Objection Deadline set forth in Article VI.A, and the Claim is not otherwise a Disputed Claim; or

            (ii)  the Claim is Allowed (and only to the extent Allowed) by Final Order or agreement between the holder of the Claim and: (A) the Debtors, if such agreement is entered into before the Effective Date and is approved by Final Order; or (B) New Edwards, if such agreement is entered into after the Effective Date and is authorized by Final Order or as set forth in Article V.D.2; or

            (iii)  as indicated in Exhibit "4" to the Disclosure Statement, if the "variance" amount of such Claim is zero or is a negative number, and the Claim is not listed in the Schedules as Disputed, contingent, or unliquidated, then the Claim will be Allowed in the amount set forth in a timely Filed proof of Claim, or as Scheduled if no proof of Claim has been Filed; or

          (d)  such Claim is deemed to be Allowed in accordance with the Plan.

        "Allowed            Claim" means an Allowed Claim of a particular type or Class, such as an Allowed Administrative Claim or an Allowed Class 1 Claim.

        "Anschutz" means The Anschutz Corporation, a Kansas Corporation.

        "Ballot" means the ballot used to vote to accept or reject the Plan.

        "Bank of America" means Bank of America, N.A., in its capacity as agent for the Lender Group.

        "Bank of America Counsel" means Pillsbury Winthrop LLP, counsel to Bank of America, or Pillsbury Winthrop LLP's successors.

        "Bankruptcy Court" means the United States Bankruptcy Court for the Central District of California (Santa Ana Division), or, if such court ceases to exercise jurisdiction over the Case, such court or adjunct thereof that exercises jurisdiction over the Case in lieu of the United States Bankruptcy Court for the Central District of California.

        "Bankruptcy Rules" means, collectively, the: (a) Federal Rules of Bankruptcy Procedure; and (b) the Local Rules of the Bankruptcy Court, as applicable from time to time in the Case.

        "Business Day" means any day that is not a Saturday, Sunday, or "legal holiday" as defined in Bankruptcy Rule 9006(a).

        "CAMCO" means Cinema Amusement Management Company, Inc., a California corporation.

        "CAMCO Shareholder" means a shareholder holding capital stock of CAMCO.

        "Cases" means the 59 cases under chapter 11 of the Code commenced by the Debtors on the Petition Date.

        "Cash" means cash or cash equivalents.

        "Cash Option" has the meaning set forth in Article III.B.5.

        "Cash Reserve" has the meaning set forth in Article VII.B.

        "Claim" has the meaning in Code Section 101(5) and, except as otherwise provided in the context, means a Claim against the Debtors or the Estates.

        "Claims Bar Date" means the deadlines for filing a proof of Claim as set forth in the "Order Establishing Procedures And Deadlines For Filing Proofs Of Claims By All Creditors, Establishing Enforcement Mechanisms For Failure To Comply Therewith, And Approving Form And Scope Of Notice Of Claims Bar Date", entered by the Bankruptcy Court on November 21, 2000.

        "Class" means one of the classes of Claims or Interests established under Article II pursuant to Code Section 1122.

        "Class A Common Stock" means the common stock of New Edwards, having a par value of $0.001 per share, that entitles the holder of such stock to vote 2 votes per share.

        "Class B Common Stock" means the common stock of New Edwards, having a par value of $0.001 per share, that entitles the holder of such stock to vote 1 vote per share. Class B Common Stock shall be pari passu with Class A Common Stock upon liquidation.

        "Class 5A Claims Representative" has the same meaning as set forth in Article V.A.7.

        "Closing" or "Closed" means the date by which the transactions described in Articles V.C.1 and V.D.2 and under any necessary Plan Document are completed.

        "Code" means the Bankruptcy Code, title 11 of the United States Code.

        "Committee" means the Official Unsecured Creditors' Committee appointed by the U.S. Trustee in the Cases, as constituted on the Effective Date, and as it may thereafter be reconstituted by the U.S. Trustee.

        "Committee Counsel" means Irell & Manella LLP, or its successor.

        "Confirmation" means the date of entry of the Confirmation Order.

        "Confirmation Date" means the date on which Confirmation occurs.

        "Confirmation Hearing" means the hearing held pursuant to Bankruptcy Rule 3020(b)(2) at which the Bankruptcy Court considers confirmation of the Plan.

        "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan under Code Section 1129.

        "Consensual Plan" means the Plan: (a) if confirmed by the Bankruptcy Court pursuant to Code Section 1129(a); or (b) for purposes of determining the treatment of Allowed Class 5A Claims, if confirmed by the Bankruptcy Court pursuant to Code Section 1129(b) notwithstanding the approval of the Plan by Class 5A.

        "Consensual Plan Distribution Limitations" has the meaning as set forth in Article III.B.5.

        "Consensual Plan Unsecured Note" means the unsecured notes specified in Article III.B.5.

        "Consensual Plan Unsecured Note Option" has the meaning set forth in Article III.B.5.

        "Core Leases" means the unexpired leases of nonresidential real property that the Debtors assume under the Plan.

        "Cramdown Plan" means the Plan if confirmed by the Bankruptcy Court pursuant to Bankruptcy Code Section 1129(b); provided, however, that if Class 5A votes to accept the Plan, for purposes of determining the treatment of Allowed Class 5A Claims, the Plan is deemed to be a Consensual Plan.

        "Cramdown Plan Unsecured Note" has the meaning as set forth in Article III.B.5.

        "Cramdown Plan Unsecured Note Option" has the meaning set forth in Article III.B.5.

        "Credit Agreement" means that certain Credit Agreement, dated as of August 20, 1999, as amended, by and among the Debtors, the Bank of America, and the Lender Group.

        "Debtors" means the following entities in existence on the Petition Date:

Alhambra Amusement Company (SA-00-16476-LR)	Edwards Raleigh 2000, LLC (SA-00-16511-LR)
Azusa Theatre Corporation (SA-00-16477-LR)	Edwards Real Estates Holdings, LLC (SA-00-16510-LR)
California Screen Ads, Inc. (SA-00-16478-LR)	Edwards Realty & Improvement Co., Inc. (SA-00-16482-LR)
Cinema Screen Ads, LLC (SA-00-16508-LR)	Edwards Salt Lake City 2000, LLC (SA-00-16518-LR)
Edwards Alhambra Place Venture (SA-00-16523-LR)	Edwards Southgate Megaplex, LLC (SA-00-16516-LR)
Edwards Boise IMAX, LLC (SA-00-16504-LR)	Edwards Temple Cinema Venture (SA-00-16536-LR)
Edwards Bristol Cinema Venture (SA-00-16525-LR)	Edwards Teton Megaplex Cinemas, LLC (SA-00-16506-LR)
Edwards Charter Centre Venture (SA-00-16526-LR)	Edwards Theatres Circuit, Inc. (SA-00-16475-LR)
Edwards Cinema Center Venture (SA-00-16527-LR)	Edwards Theatres Management, LLC (SA-00-16501-LR)
Edwards Cinemas Corporation (SA-00-16479-LR)	Edwards Town Center Venture (SA-00-16537-LR)
Edwards Concession Company, Inc. (SA-00-16480-LR)	Edwards United Cinema Venture (SA-00-16538-LR)
Edwards Crown Valley Venture (SA-00-16528-LR)	Edwards University Town Center Venture (SA-00-16539-LR)
Edwards Del Mar Venture (SA-00-16529-LR)	Edwards Village Center Venture (SA-00-16540-LR)
Edwards Dulles 2000, LLC (SA-00-16502-LR)	Edwards Vista Megaplex, LLC (SA-00-16522-LR)
Edwards El Toro Cinema Venture (SA-00-16530-LR)	Edwards Westbrook Theatre Venture (SA-00-16542-LR)
Edwards Entertainment 2000, Inc. (SA-00-16499-LR)	Edwards Westminster Venture (SA-00-16541-LR)
Edwards Escondido Venture (SA-00-16531-LR)	Edwards-Perkins Theatre Corporation (SA-00-16481-LR)
Edwards Harbor Twin Cinemas Venture (SA-00-16533-LR)	Federal Amusement Corporation (SA-00-16484-LR)
Edwards Megaplex Holdings, LLC (SA-00-16500-LR)	Florence Theatre Corporation (SA-00-16486-LR)
Edwards Megaplex San Marcos, LLC (SA-00-16521-LR)	Ivy Investment Corporation (SA-00-16487-LR)
Edwards Monterey Mall Cinema Venture (SA-00-16534-LR)	Metro-Edwards Corporation (SA-00-16488-LR)
Edwards Foothill Center Venture (SA-00-16532-LR)	Mission Viejo Mall Cinema Venture (SA-00-16543-LR)
Edwards Nampa Megaplex Cinemas, LLC (SA-00-16507-LR)	Monterey Park Theatre Corporation (SA-00-16491-LR)
Edwards Newport Cinema Venture (SA-00-16535-LR)	Morgan Edwards Theatre Corporation (SA-16492-LR)
Edwards Oklahoma City 2000, LLC (SA-00-16514-LR)	Norwalk Theatre Corporation (SA-00-16494-LR)
Edwards Ontario Mountain Village Development, LLC (SA-00-16519-LR)	San Carlos Amusement Co. (SA-00-16495-LR) State Theatres, Inc. (SA-00-16496-LR)
Edwards Provo/Orem Megaplex, LLC (SA-00-16503-LR)	United Cinema Corporation (SA-00-16497-LR)
Edwards Queensway Bay IMAX Megaplex, LLC (SA-00-16513-LR)	United Edwards Corporation (SA-00-16498-LR)
Edwards Queensway Bay Megaplex, LLC (SA-00-16512-LR)
Edwards Queensway Bay Theatres, LLC (SA-00-16520-LR)

        "Debtors in Possession" means the Debtors when acting in their capacity as debtors in possession prior to the Effective Date.

        "Disclosure Statement" means the "Disclosure Statement To Accompany Debtors' Joint Second Amended Plan Of Reorganization (July 23, 2001)", including all exhibits thereto, as such Disclosure Statement may be amended, modified, or superseded, and that is approved pursuant to Code Section 1125.

        "Disputed Claim" means any Claim that is not an Allowed Claim.

        "Effective Date" means the Business Day on which the Plan becomes effective pursuant to Article VII.B of the Plan; provided, however, that if any stay or injunction against enforcement or execution of the Confirmation Order is issued prior to the date that would otherwise be the Effective Date, the Effective Date shall be the first Business Day after all such stays or injunctions are no longer in effect.

        "Equity Reduction" has the meaning set forth in Article II.B.7.a.

        "Estates" means the Estates created in the Cases on the Petition Date pursuant to Code Section 541, which shall continue until the Cases are closed under Code Section 350, and includes all the property, and all proceeds, profits, and rents resulting or derived therefrom, which are acquired: (a) by the Estates or by the Debtors from the Petition Date to the Effective Date; and (b) by the Estates on or after the Effective Date. All property of the Debtors shall be property of the Estates on and after the Effective Date.

        "Estimated Amount" means, with respect to any Claim that the Debtors dispute, or is unliquidated or contingent, the amount of such Claim as estimated under Article VI.D.

        "Filed", "Files", or "Filing" means properly filed with the Bankruptcy Court in the Case, as reflected on the official docket of the Bankruptcy Court, and served on the Debtors, the Committee, and the parties entitled to notice as described in the Special Notice Order or the All Notices List, whichever is applicable.

        "Final Fee Application" has the meaning set forth in Article III.A.1.b.ii.

        "Final Order" means an order or judgment of the Bankruptcy Court, as entered on its docket, which has not been reversed, stayed, modified, or amended, that is in full force and effect, and as to which: (a) the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely filed; or (b) any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court (or any other tribunal having appellate jurisdiction over the order or judgment) to which the order or judgment was appealed or from which certiorari was sought.

        "General Unsecured Claim" means any Claim against any Debtor that is not an Administrative Claim, Administrative Tax Claim, Other Priority Claim, Priority Tax Claim, or Secured Claim.

        "Insurance-Covered Claim" means any Claim against any Debtor that is a General Unsecured Claim and is otherwise covered by the Insurance Policies.

        "Insurance Policies" means the insurance policies of the Debtors that were in effect on or before the Petition Date.

        "Interest" means an equity security of the Debtor, as defined in Code Section 101(16).

        "Investor Group" means Anschutz and OCM.

        "Investor Group Adjustment" means the amount of funds the Investor Group must contribute to New Edwards on the Effective Date, in addition to the Investor Group Mandatory Obligation and the Investor Group Conditional Obligation, which amount shall be equal to the amount of Segregated Funds that the Investor Group received from the Debtors.

        "Investor Group Conditional Investment" has the meaning set forth in Article V.B.2.

        "Investor Group Mandatory Investment" has the meaning set forth in Article V.B.1.

        "Investor Group Unsecured Subordinated Note" means the Investor Group Unsecured Subordinated Note, with the terms and conditions specified in the Lender Group Term Sheet as described in Article III.B.2.

        "Lender Group" means Bank of America and those lenders that are parties to the Credit Agreement, and their successors and assigns, but excludes the Investor Group.

        "Lender Group Cash Pool Payment" means the payment, if any, to be made on the Effective Date or some other date, if applicable, by the Debtors to Bank of America on behalf of the Lender Group pursuant to the Lender Group Term Sheet in the amount equal to the product of 67.5% times the lesser of: (x) $55 million; or (y) the aggregate of the amount of all Allowed Class 5A Claims that (i) elect the Consensual Plan Unsecured Note Option or (ii) receive the Cramdown Plan Unsecured Note Option.

        "Lender Group Secured Claim" means the prepetition and postpetition Claims of the Lender Group as set forth and agreed to by the Debtors in the Lender Group Term Sheet.

        "Lender Group Term Sheet" means that term sheet agreed to by and between the Debtors, the Investor Group, and the Lender Group, a copy of which is attached to the Plan as Exhibit "C".

        "Merging Debtors" means those Debtors are to be merged into New Edwards, which includes all of the Debtors other than the Non-Merging Debtors.

        "Money Market Account Funds" means the funds that are the subject of the "Order Authorizing Payment Of Funds To Bank Of America, N.A., As Agent", entered by the Bankruptcy Court on June 6, 2001.

        "New Edwards" means the entity that results from the merger of the Merging Debtors and which will wholly own the Non-Merging Debtors.

        "Non-Default Interest Rates" means the non-default interest rates in effect under the Credit Agreement immediately prior to the Petition Date.

        "Non-Merging Debtors" means those Debtors that will not be merged into New Edwards, but will remain separate business entities wholly owned by New Edwards, and who will execute guarantees and pledge all of their assets in favor of the Bank of America for the benefit of the Lender Group, which are: Morgan Edwards Theatre Corporation, United Cinema Corporation, and Florence Theatre Corporation.

        "Notice of Effective Date" means the notice to be mailed by New Edwards to the Persons on the All Notices List and all known holders of Claims and Interests pursuant to Article VII.B notifying them of: (a) the entry of the Confirmation Order; (b) the occurrence of the Effective Date; (c) the treatment of executory contracts and unexpired leases as provided under the Plan, and the bar dates for Claims relating to executory contracts and unexpired leases; (d) the bar date for Administrative Claims through the Effective Date under Article III.A.1.b; (e) the bar date for Administrative Tax Claims under SubArticle III.A.1.b.iii; (f) the deadline for Final Fee Applications under SubArticle III.A.i.b.ii; (h) the name and address of New Edwards; and (i) the procedures for inclusion on the All Notices List.

        "Objection Deadline" means the dates established for objecting to Claims under Article VI.C.

        "OCM" means OCM Principal Opportunities Fund II, L.P.

        "Other Priority Claim" means a Claim entitled to priority under Code Sections 507(a)(3),(4),(5), and/or (9).

        "Other Secured Claims" means all Secured Claims against the Debtors, including Secured Tax Claims, but does not include Claims held by any member of the Lender Group or the Investor Group. Each of the Other Secured Claims that is an Allowed Other Secured Claim shall be considered in its own Class and be subject to treatment as set forth in Article III.B.3.

        "Person" means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, government, political subdivision, governmental unit, official committee appointed by the U.S. Trustee, unofficial committee, or other entity.

        "Petition Date" means August 23, 2000.

        "PIK" means payment in kind, rather than payment in Cash.

        "Plan" means this Plan of Reorganization, either in its present form or as it may be modified from time to time in accordance with the Code, the Bankruptcy Rules, and the Plan.

        "Plan Documents" means those documents necessary to effectuate the Confirmed Plan, including all of the documents required by the Recapitalization Agreement and the Restructured Term Credit Agreement and Related Documents.

        "Post-Effective Date Claims" means: (a) the actual and necessary costs and expenses, including wages, salaries, fees, and payroll-related taxes, incurred by New Edwards on or after the Effective Date to administer the Estates; (b) any sales taxes, personal property taxes, real property taxes, or other taxes for which the Estates are responsible under the Plan and which accrued on or after the Effective Date; and (c) all fees under 28 U.S.C. § 1930(a)(6) which accrue during and after the calendar quarter in which the Effective Date occurs that are payable pursuant to Article V.A.4.

        "Priority Tax Claim" means a Claim entitled to priority under Code Section 507(a)(8).

        "Professional Person" means: (a) a Person retained or to be compensated pursuant to Code Sections 327, 328, 330, 331, 503(b)(2), and/or 1103; or (b) an accountant, attorney, appraiser, or other professional employed by New Edwards on or after the Effective Date.

        "Pro Rata" means proportionate, so that, for example, the ratio of the consideration distributed on account of an Allowed Claim to the amount of the Allowed Claim is the same as the ratio of the consideration distributed on account of all Allowed Claims in such Class to the amount of all Allowed Claims in that Class.

        "PWC" means PricewaterhouseCoopers, LLP.

        "Recapitalization Agreement" means that certain Recapitalization Agreement, dated as of May 4, 2001, entered into by and between OCM, Anschutz, the Debtors, and the Third-Party Pledgors, which will be Filed with the Bankruptcy Court 5 days prior to hearing on the Disclosure Statement.

        "Releases" means the releases provided by the Debtors, the Estates, and the Reorganized Debtors to holders of Class 6 Interests.

        "Reorganization Counsel" means Stutman, Treister & Glatt Professional Corporation or its successors.

        "Reorganized Debtors" means New Edwards and the Non-Merging Debtors.

        "Restructured Term Credit Agreement and Related Documents" means those agreements entered into by and between New Edwards and in certain instances the Non-Merging Debtors, on the one hand, and, on the other hand, Bank of America and the Lender Group, which agreements are in substantial conformity with the Lender Group Term Sheet, and which shall be executed and Filed with the Bankruptcy Court for approval at least 10 days prior to the Confirmation Hearing, including but not limited to a credit agreement, leasehold deeds of trust, deeds of trust, modifications to deeds of trust, security agreements, pledge agreements, control agreements, guarantees, releases of claims, subordination agreements, intercreditor agreements, and Uniform Commercial Code financing statements.

        "Revolver Facility" means that revolver facility described in the Lender Group Term Sheet and Article III.B.1 of the Plan.

        "Scheduled" means set forth on the Schedules.

        "Schedules" means the Schedules of Assets and Liabilities filed by the Debtors on November 8, 2000, as the same have been or may be amended from time to time before the Effective Date.

        "Secured Claim" means any Claim, including interest, fees, costs, and charges to the extent allowable pursuant to Code Section 506(b) and the Plan, that is secured by a valid and unavoidable lien on property in which the Estates have an interest, or that is subject to recoupment or setoff under Code Section 553, to the extent of the value of the claimholder's interest in the Estates' interest in such property, or to the extent of the amount subject to recoupment or setoff, as applicable, as determined under Code Sections 506, 553, and/or 1129(b)(2)(A)(i)(II), as applicable.

        "Secured Tax Claim" means any Claim of a governmental unit for taxes which, by operation of applicable non-bankruptcy law, is a Secured Claim.

        "Segregated Funds" means the funds the Debtors paid to Bank of America, as agent, pursuant to the "Order Authorizing Payment Of Funds To Bank Of America, N.A., As Agent", entered on June 6, 2001.

        "Series A Preferred Stock" means, as further described in Article V.B, preferred stock of the New Edwards, having a par value of $0.001 per share, that accrues dividends at a rate equal to 12% per annum (PIK or paid in Cash, at the option of the board of directors of the New Edwards).

        "Series B Preferred Stock" means, as further described in Article V.B, preferred stock of the New Edwards, having a par value of $0.001 per share, that accrues dividends at a rate equal to 8% per annum (PIK or paid in Cash, at the option of the board of directors of the New Edwards; provided, however, that at the option of the holder of such preferred stock (collectively or individually), such dividends shall be paid currently, in Cash, in the event that the board of directors of the New Edwards elects to pay Cash dividends on the Series Preferred A Stock, and such dividends shall be paid currently, in Cash, beginning on the fifth anniversary of issuance of such stock if permitted pursuant to applicable law and the terms of the agreements governing the New Edwards's outstanding indebtedness).

        "Series C Convertible Preferred Stock" means preferred stock of the New Edwards, having a par value of $0.001 per share, that accrues dividends at a rate equal to 7% per annum (PIK or paid in Cash, at the option of the board of directors of the New Edwards), and shall initially be convertible into Class A Common Stock at a conversion ratio equal to .01067 shares of Class A Common Stock per share of Series C Convertible Preferred Stock.

        "Special Notice Order" means the "Order Establishing Notice Procedures And Permitting Debtor In Possession To Serve Insured Depository Institutions By First Class Mail" entered in the Cases on August 24, 2000.

        "Stock Escrow Account" means the account maintained by the Escrow Agent in which the number of shares of Series B Preferred Stock and Class B Common Stock that are to be distributed to Class 6 Interest holders, subject to the Equity Reduction, are to be deposited.

        "Stock Escrow Agent" means a bank or trust company with not less than $100,000,000 in assets, to be selected by mutual agreement of the Investor Group and Class 6 Interest holders, that will be the escrow agent under an escrow agreement to maintain and distribute Series B Preferred Stock and Class B Common Stock deposited in the Stock Escrow Account.

        "Stockholder Agreement" means that agreement that defines the terms, rights, and obligations pertaining to Class B Common Stock, a copy of which will be Filed with the Bankruptcy Court 5 days prior to the hearing on the Disclosure Statement.

        "Studio Contracts" means the license agreements between the Debtors and various distributors of films for exhibition that relate to the licensing of films for exhibition in the Debtors' theatres, which the Debtors will assume under the Plan.

        "Third-Party Pledgors" means those Persons and their successors who pledged stock or other equity interests in the Debtors to secure the Debtors' obligations under the Credit Agreement.

        "U.S. Trustee" means the Office of the United States Trustee.

        B.    Interpretation, Rules Of Construction, Computation Of Time.

          1.    Defined Terms.

          Any term used in the Plan that is not defined in the Plan, but that is used in the Code or Bankruptcy Rules, has the meaning assigned to that term in the Code or Bankruptcy Rules, as applicable, unless the context requires otherwise.

          A reference to or use of a definition from another document shall not effect the assumption of any executory contract, nor is the reference to or use of the definition subject to whether such document is still in effect or is subject to breach, default, or rejection.

          2.    Rules Of Interpretation.

          For purposes of the Plan:

            (a)  Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural.

            (b)  Except as otherwise provided in the context, any reference to an existing document or exhibit filed or to be filed with the Bankruptcy Court means such document or exhibit as it may have been or may be amended, modified, or supplemented through and including the Confirmation Date.

            (c)  Except as otherwise provided in the context: (i) all references to Articles, Subarticles, Paragraphs, Subparagraphs, and Exhibits are references to Articles, Subarticles, Paragraphs, Subparagraphs, and Exhibits of or to the Plan; and (ii) any reference to an Article, Subarticle, Paragraph, or Subparagraph includes all component Articles, Subarticles, Paragraphs, and Subparagraphs of the referenced Article, Subarticle, Paragraph, or Subparagraph.

            (d)  The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan.

            (e)  Captions and headings to Articles, Subarticles, Paragraphs, and Subparagraphs, are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan.

            (f)    Wherever the terms of the Confirmation Order or the Plan contain a specific clause regarding a particular provision, such specific clause shall control over any general provision; provided, however, that the whole of each of the Confirmation Order and the Plan shall be taken together to give effect to every part thereof, if reasonably practicable.

            (g)  To the extent that there is any conflict between the Confirmation Order, the Plan, or the Plan Documents, the following order of priority shall apply: first, the Confirmation Order; second, the Plan; third, the Plan Documents.

            (h)  The rules of construction set forth in Code Section 102 shall apply.

          3.    Time Periods.

          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

          If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

          4.    Rounding.

          Unless the context otherwise provides, in accordance with standard mathematical rules, any dollar amount shall be rounded up or down to the nearest whole dollar and any fraction of share of stock shall be rounded up or down to the nearest whole share.

II.

DESIGNATION AND VOTING OF CLASSES OF CLAIMS AND INTERESTS

        The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with Code Section 1123(a)(1), Administrative Claims, Administrative Tax Claims, and Priority Tax Claims have not been classified. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in a different Class to the extent that any remainder of the Claim or Interest qualifies in a different Class.

        A.    Secured Claims.

          1.    Lender Group Secured Claims (Class 1).

          Class 1 consists of the Allowed Lender Group Secured Claims against the Debtors. Holders of Class 1 Claims are entitled to vote on the Plan.

          2.    Investor Group Secured Claims (Class 2).

          Class 2 consists of the Allowed Secured Claims of the Investor Group against the Debtors. Holders of Class 2 Claims are entitled to vote on the Plan.

          3.    Other Secured Claims (Class 3).

          Class 3 consists of the Allowed Other Secured Claims. To the extent that there are two or more holders of Allowed Other Secured Claims, each holder shall be separately classified in Classes 3A, 3B, et seq. Holders of Class 3 Claims are not entitled to vote on the Plan.

        B.    Unsecured Claims.

          1.    Other Priority Claims (Class 4).

          Class 4 consists of the Allowed Other Priority Claims. Holders of Class 4 Claims are not entitled to vote on the Plan.

          2.    General Unsecured Claims (Class 5A).

          Class 5A consists of the Allowed General Unsecured Claims, other than Class 5B Claims, and includes the Allowed General Unsecured Claims of general trade creditors, landlords to the Debtors, and non-Debtor parties to rejected executory contracts and unexpired leases. Holders of Class 5A Claims are entitled to vote on the Plan.

          3.    Insurance-Covered Claims (Class 5B).

          Class 5B consists of the Allowed General Unsecured Claims that are Insurance-Covered Claims. To the extent that it is an Allowed Claim and the Insurance Policies do not cover such Claim, such Claim shall be a Class 5A Claim. Holders of Class 5B Claims are entitled to vote on the Plan.

        C.    Interests.

    Outstanding Common Stock And Partnership Interests Of The Debtors (Class 6).

          Class 6 consists of Interests. Holders of Class 6 Interests are entitled to vote on the Plan.

III.

TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

        A.    Unclassified Claims.

          1.    Administrative Claims And Administrative Tax Claims.

            a.    General.

          Subject to Article III.A.1.b and III.A.3, as soon as practicable after the later of: (a) the Effective Date; and (b) the date on which such Claim becomes an Allowed Administrative Claim or Allowed Administrative Tax Claim, New Edwards shall pay to each holder of such Claim, on account of and in full satisfaction of such Allowed Claim, Cash equal to the amount of such Claim, unless the holder agrees to other treatment of such Claim. Except as to Administrative Claims subject to a Final Fee Application, an Administrative Claim shall be an Allowed Administrative Claim in the amount set forth in the request for payment on the last date to timely file an objection to such Claim, if no objection is timely Filed, or if an objection is timely Filed, on the date that such objection is resolved by Final Order, and in the amount determined by Final Order.

            b.    Bar Dates.

              i.      General Provisions.

          Except as previously ordered by the Bankruptcy Court, requests for payment of Administrative Claims, other than Administrative Tax Claims as provided in Article III.A.1.b.iii, must be Filed no later than 30 days after the mailing of the Notice of Effective Date. Any objection to a request for payment of an Administrative Claim must be filed by the applicable Objection Deadline provided under Articles VI.C.1.

          Holders of Administrative Claims (including Professional Persons requesting compensation or reimbursement of expenses) that are required to File a request for payment of an Administrative Claim or Final Fee Application, and that do not File such a request or Final Fee Application by the applicable bar date, shall be forever barred from asserting such Claims against the Debtors, the Committee, the Reorganized Debtors, any of their respective properties and any of their current or former employees, officers, members, directors, agents, or representatives, any Professional Persons employed by any of them, or recipients of distributions from the Estates in respect of Allowed Claims, including Allowed Administrative Claims.

          Notwithstanding any other provision of the Plan, New Edwards shall pay any obligations under an Administrative Transaction that has not been breached, terminated, or fully performed as of the Effective Date, or Administrative Claim for salary, wages, benefits, or expense reimbursements to an employee of the Debtors, regardless of whether a request for payment has been Filed.

              ii.    Professional Persons.

          All Professional Persons or other Persons (which do not include Bank of America's or BNP Paribas' professionals) requesting compensation or reimbursement of expenses under Code Sections 327, 328, 330, 331, 503(b)(2), and/or 1103 for services rendered before the Effective Date, and for costs and expenses incurred after the Effective Date in preparing and presenting such request for compensation and reimbursement of expenses, shall File an application for final allowance of compensation and reimbursement of expenses ("Final Fee Application") no later than 30 days after the Effective Date, or such other date ordered by the Bankruptcy Court after notice and a hearing on an application to extend such deadline filed by a Professional Person. New Edwards shall prepare an appropriate notice of the hearing on all timely Filed Final Fee Applications, and obtain from the Bankruptcy Court a hearing date for such Final Fee Applications, and a date on which all objections to Final Fee Applications must be Filed. Notice of such Final Fee Applications, the hearing date, and the last date to object shall be Filed and also served by New Edwards on the Persons on the All Notices List and all Professional Persons who timely File Final Fee Applications. Administrative Claims subject to a Final Fee Application shall be Allowed Administrative Claims only to the extent provided by order of the Bankruptcy Court.

          Any reasonable fees and expenses incurred by Professional Persons after the Effective Date, other than fees and expenses incurred in preparing and presenting a Final Fee Application, shall be paid by New Edwards without further notice and a hearing by the Bankruptcy Court.

              iii.  Administrative Tax Claims.

          Administrative Tax Claims shall be Allowed Administrative Tax Claims only if: (a) within the later of: (i) 30 days after the Effective Date; and (ii) 120 days after the filing of the tax return for such taxes, the holder of such Claim Files a motion requesting payment of such Administrative Tax Claim; and (b) such Claim is allowed by Final Order.

          2.    Priority Tax Claims.

          Allowed Priority Tax Claims shall be paid in Cash and in full by New Edwards as soon as practicable after the later of: (a) the Effective Date; and (b) the date on which such Claim becomes an Allowed Priority Tax Claim.

          3.    Prior Bar Dates.

          Nothing in Article III.A shall constitute a waiver of any applicable bar date or deadline for seeking payment of Administrative Claims, Administrative Tax Claims, Priority Tax Claims, or any other Claims.

        B.    Classified Claims And Interests.

          1.    Class 1 (Lender Group Secured Claims).

          Class 1 is impaired under the Plan. In accordance with the Lender Group Term Sheet, and in full satisfaction of the Allowed Class 1 Claims, which are deemed Allowed under the Plan, including, but not limited to, prepetition accrued and unpaid interest at the applicable Non-Default Contract Rate and postpetition accrued and unpaid interest at the applicable Non-Default Contract Rate, all reasonable professional fees and costs of Bank of America and BNP Paribas incurred in connection with the Cases, all title insurance, recording and other fees, all commitment fees, letter of credit fees and other fees and charges under the Credit Agreement:

            (a)  On the Effective Date, New Edwards shall pay to the Lender Group: (i) $8.5 million in Cash as a principal pay-down, less any principal amounts that the Debtors have paid to the Lender Group during these Cases, including the Segregated Funds; (ii) the Lender Group Cash Pool Payment; and (iii) all prepetition and postpetition accrued and unpaid interest at the applicable Non-Default Contract Rate, all reasonable professional fees and costs of Bank of America and BNP Paribas incurred in connection with the Cases, all title insurance, recording and other fees, all commitment fees, letter of credit fees and other fees and charges under the Credit Agreement and/or in connection with the negotiation and preparation of the Restructured Term Credit Agreement and Related Documents, less any amounts for interest or professional fees and costs that the Debtors have paid to the Lender Group during these Cases, including the Segregated Funds; and

            (b)  On the Effective Date, the Restructured Term Credit Agreement and Related Documents, including the guarantees and documents effectuating the pledge of assets by the Non-Merging Debtors to Bank of America on behalf of the Lender Group, shall become effective, and the Class 1 Claim holders shall be paid in accordance with the terms thereof.

          2.    Class 2 (Investor Group Secured Claims).

          Class 2 is impaired. In full satisfaction of the Allowed Class 2 Claims, which are Allowed under the Plan, and on the terms and conditions specified in the Lender Group Term Sheet and the Restructured Term Credit Agreement and Related Documents, on the Effective Date the Investor Group shall convert $16 million of its Class 2 Claim into Series A Preferred Stock with an aggregate liquidation preference of $16 million, and approximately 146,000 shares of Class A Common Stock of New Edwards. The remainder of the Investor Group's Class 2 Claim shall be converted dollar for dollar into the Investor Group Unsecured Subordinated Note. The Investor Group Unsecured Subordinated Note shall also be subordinated to the Cramdown Plan Unsecured Note or the Consensual Plan Unsecured Note, whichever is applicable. The subordination of the Investor Group Unsecured Subordinated Note shall be both in time of payment and in right of payment; i.e., there shall be no payments of principal, interest or otherwise on the Investor Group Unsecured Subordinated Note until all amounts (principal, interest or otherwise) owing on the: (a) Class 1 Claims (Lender Group Secured Claims); and (b) Consensual Plan Unsecured Notes or the Cramdown Plan Unsecured Notes, as applicable, are paid in full.

          3.    Class 3 (Other Secured Claims).

          Class 3 is unimpaired under the Plan, and the legal, equitable, and contractual rights of the holders of Allowed Class 3 Claims are unaltered by the Plan. Unless the holder of such Claim and the Debtors agree to a different treatment, each holder of an Allowed Class 3 Claim shall receive the legal, equitable, and contractual rights to which such Claim entitles the holder thereof. Any default with respect to any Allowed Class 3 Claim that existed immediately prior to the filing of the Case shall be cured upon the Effective Date.

          4.    Class 4 (Other Priority Claims).

          Class 4 is unimpaired under the Plan, and the legal, equitable, and contractual rights of the holders of Allowed Class 4 Claims are unaltered by the Plan. Unless the holder of an Allowed Class 4 Claim agrees to a different treatment, each holder of such Allowed Class 4 Claim shall receive one of the following alternative treatments, at the election of the Debtors:

          (a)  to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by New Edwards on the Effective Date;

          (b)  to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the New Edwards, when and as such Claim becomes due and owing in the normal course of business; or

          (c)  such Claim will otherwise be treated in any other manner so that such Claim shall otherwise be unimpaired pursuant to Code Section 1124.

          5.    Class 5A (General Unsecured Claims).

          Class 5A is impaired under the Plan. In full satisfaction of the Allowed Class 5A Claims, holders of Allowed Class 5A Claims shall be entitled to receive:

            a.    Consensual Plan.

          If a Consensual Plan is confirmed, then as soon as practicable after the later of: (a) the Effective Date of a Consensual Plan; and (b) the next scheduled quarterly distribution date pursuant to Article VI.E following the date on which a Class 5A Claim becomes an Allowed Class 5A Claim (if the Claim was not Allowed as of the Effective Date), and subject to the Consensual Plan Distribution Limitations, each holder of an Allowed Class 5A Claim will receive, at the holder's election (as reflected on its Ballot), either:

          (1)  Consensual Plan Unsecured Note Option: the Consensual Plan Unsecured Note, which has the following terms:

      •
      Principal Amount: 100% of the Allowed Class 5A Claim (excluding postpetition interest, except as provided for in Article VII.B).
      •
      Term: 7 years.
      •
      Amortization: Equal semi-annual principal reduction payments beginning on the 6-month anniversary of the Effective Date.
      •
      Interest: Semi-annual interest payments, in arrears, beginning on the six-month anniversary of the Effective Date of 9% per annum, compounded annually.
      •
      Guarantee: Each of the Non-Merging Debtors shall guarantee the Consensual Plan Unsecured Notes.
      •
      Events of default: As provided in Exhibit "E" attached hereto; or

          (2)  Cash Option: A cash distribution equal to 90% of the holder's Allowed Class 5A Claim (excluding postpetition interest, except as provided for in Article VII.B).

          Those holders who fail to indicate on their Ballots whether they choose the Cash Option or the Consensual Plan Unsecured Note Option shall be deemed to have elected the Cash Option.

          Consensual Plan Distribution Limitations: The amount of Consensual Plan Unsecured Notes to be issued shall not exceed $55 million. If the amount of all Consensual Plan Unsecured Notes elected by holders of Allowed Class 5A Claims exceeds $55 million, then Consensual Plan Unsecured Notes will be issued Pro Rata to holders of Allowed Class 5A Claims that elect the Consensual Plan Unsecured Note Option in the total amount of $55 million. The remaining amounts of Allowed Class 5A Claims whose holders elect the Consensual Plan Unsecured Note Option shall be treated in accordance with the Cash Option.

            b.    Cramdown Plan.

          If a Cramdown Plan is confirmed, then as soon as practicable after the later of: (a) the Effective Date of a Cramdown Plan; and (b) the next scheduled quarterly distribution date pursuant to Article VI.E following the date on which a Class 5A Claim becomes an Allowed Class 5A Claim (if the Claim was not Allowed as of the Effective Date), each holder of an Allowed Class 5A Claim (which Claim shall include postpetition interest, if such interest is mandated by the provisions of the Code pursuant to entry of a Final Order, calculated at the contract rate provided in such creditor's underlying documentation, or if no such contract rate is provided, at the federal judgment rate in effect on the Petition Date) will receive, at the holder's election (as reflected on its Ballot), either:

          (1)  Cramdown Plan Unsecured Note Option: the Cramdown Plan Unsecured Note, which has the following terms:

      •
      Principal amount: 100% of the Allowed Class 5A Claim (including postpetition interest, if Allowed, or as provided for in Article VII.B);
      •
      Term: 7 years
      •
      Amortization: All due and payable on the 7th anniversary of the Effective Date;

      •
      Interest: Semi-annual payments, in arrears, beginning on the 6-month anniversary of the Effective Date of 9% per annum, compounded annually, or such other rate as the Bankruptcy Court may, by entry of a Final Order, determine to be a market rate of interest;

      •
      Guarantee: Each of the Non-Merging Debtors shall guarantee the Cramdown Plan Unsecured Notes;

      •
      Events of default: As provided in Exhibit "E" attached hereto; or

          (2)  Cash Option: a Cash distribution equal to 90% of the holder's Allowed Class 5A Claim (excluding postpetition interest, except as provided for in Article VII.B).

          Those holders who fail to indicate on their Ballots whether they choose the Cash Option or the Cramdown Plan Unsecured Note Option shall be deemed to have elected the Cramdown Plan Unsecured Note Option.

          6.    Class 5B (Insurance-Covered Claims).

          Class 5B is impaired. In full satisfaction of the Allowed Class 5B Claims, holders of Allowed Class 5B Claims shall be entitled to elect one of the following alternative treatments:

            (a)  be permitted to proceed to final judgment in non-Bankruptcy Court, which shall be satisfied only from the proceeds of the Insurance Policies; provided, however, that such holder of an Allowed Class 5B Claim waives any Class 5A Claim; or

            (b)  have any Allowed Class 5B Claim determined by the Bankruptcy Court pursuant to Article VI.D, and which shall be paid out of the proceeds of the Insurance Policies. To the extent that the Insurance Policies do not fully cover an Allowed Class 5B Claim, any excess will be treated as an Allowed Class 5A Claim.

          7.    Class 6 (Interests).

            a.    Treatment.

          Class 6 is impaired under the Plan. On the Effective Date, Allowed Class 6 Interest Holders will receive on account of such Interests:

            (a)  A Release, which shall include any and all claims, avoidance causes of action, outstanding obligations, and all liabilities that the Debtors, the Estates, and the Reorganized Debtors may assert against such holders;

            (b)  $15 million in Series B Preferred Stock, subject to a reduction as required by the Equity Reduction; and

            (c)  490,000 shares of Class B Common Stock, representing 49% of the economic value of the common equity of New Edwards, subject to the Equity Reduction;

    Equity Reduction:

            (i)    If the amount of Allowed Class 5A Claims exceeds $55 million but is equal to or less than $70 million, then Series B Preferred Stock in a face amount equal to the amount of such excess shall be distributed to the Investor Group pursuant to the Investor Group Conditional Investment, in lieu of distribution to holders of Allowed Class 6 Interests; and

            (ii)  If the amount of Allowed Class 5A Claims exceeds $70 million, then to the extent that such Claims exceed $70 million, for each $93.75 to be paid to New Edwards by the Investor Group pursuant to the Investor Group Conditional Investment on account of Allowed Class 5A Claims in excess of $70 million, 1 share of Class B Common Stock shall be reduced from the amount to be distributed to holders of Allowed Class 6 Interests, and shall be redeemed by New Edwards with the proceeds of the Investor Group Conditional Investment; provided, however, Class 6 Interest holders shall receive no less than 10,000 shares of Class B Common Stock notwithstanding the Equity Reduction.

            b.    Rights And Limitations Of Distributed Series B Preferred Stock And Class B Common Stock.

          The Series B Preferred Shares and Class B Common Stock to be issued on the Effective Date shall be distributed to the Stock Escrow Agent.

          Subject to the provisions of applicable Stockholder Agreements, each Class 6 Interest holder shall have the right to vote all shares of Series B Preferred Stock and Class B Common Stock held in the Stock Escrow Account with respect to such Class 6 Interest holder and shall have all other appropriate rights with respect to such shares.

          Any dividends or other amounts (including any amounts resulting from the redemption of such shares by New Edwards), whether in Cash or otherwise, distributed by New Edwards from time to time with respect to the shares of Series B Preferred Stock and Class B Common Stock held in any Stock Escrow Account shall be held in such Stock Escrow Account pending distribution by the Stock Escrow Agent of the related shares.

          The shares of Series B Preferred Stock and Class B Common Stock held in the Stock Escrow Accounts (together with any distribution amounts with respect thereto) shall be distributed to Class 6 Interest holders, subject to the Equity Reduction.

          On the earlier of (i) the date on which the Bankruptcy Court enters an order closing the Cases or (ii) the date on which the Bankruptcy Court enters an order permitting such distribution, and only after giving effect to any previous distributions stated above and the Equity Reduction, if applicable, the Stock Escrow Agent shall distribute from the Stock Escrow Account with respect to each Class 6 Interest holder all shares of Series B Preferred Stock and Class B Common Stock then held in such Stock Escrow Account to such Class 6 Interest holder or its permitted successors and assigns under the Stockholders' Agreement (including all distribution amounts in such Stock Escrow Account) or, in the event such Class 6 Interest holder is no longer alive, such Class 6 Interest holder's heir(s).

          In the event that any shares of Series B Preferred Stock or Class B Common Stock are distributed from a Stock Escrow Account to any Person other than a Class 6 Interest holder, such Person shall enter into a Stockholders' Agreement in form and substance satisfactory to the Investor Group.

IV.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        A.    Rejection Of Executory Contracts And Unexpired Leases.

          1.    Generally.

          As of the Effective Date, the following executory contracts and unexpired leases shall be rejected to the extent, if any, that they constitute executory contracts or unexpired leases of the Debtor, including any remaining obligations of the Debtor under any executory contract or unexpired lease assigned by the Debtor prior to the Petition Date: (a) each executory contract or unexpired lease of the Debtors that: (i) has not been previously assumed, assumed and assigned, or rejected by Final Order; (ii) is not the subject of a motion pending on the Effective Date to assume or to assume and assign; or (iii) is not assumed and assigned under Article IV.B; (b) each contract or lease of the Debtors that has expired by its own terms before the Confirmation Date; (c) any purchase orders executed or issued by the Debtor before the Petition Date which have not been previously performed, assumed and assigned, or terminated; (d) any contract providing for support, guaranty, contribution, indemnity, and similar obligations; and (e) the executory contracts and unexpired leases listed on Exhibit "A", which Exhibit "A" will be filed 5 days prior to the hearing on the Disclosure Statement and may be amended through the date that is 10 Days prior to the Confirmation Hearing, on notice filed by the Debtors and served on the parties affected by such amendments. The listing of a contract or lease by category above, or on Exhibit "A", shall not constitute an admission by the Debtors, the Estates, or the Reorganized Debtors that such contract or lease is an executory contract or unexpired lease, or that the Debtors or the Estates have any liability thereunder, nor shall such listing, the absence of an objection thereto, or Confirmation constitute a finding or determination that any such contract or lease is an executory contract or unexpired lease.

          2.    Approval Of Rejection.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection of the executory contracts and unexpired leases as provided for under the Plan pursuant to Code Sections 365 and 1123(b)(2). If an executory contract previously has been rejected, or is hereby rejected, under which the Debtors are a licensor of intellectual property (as defined in Code Section 101(35A)), the licensee under such contract shall retain and may exercise its rights and remedies under Code Section 365(n); provided, however, that nothing in the Plan, or any Exhibits to the Plan, shall constitute an admission by the Debtors, the Estates or the Reorganized Debtors that the Debtor is a licensor of intellectual property, or that Code Sections 101(35A) or 365(n) apply to any such contract.

          3.    Objections To Rejection.

          Any party in interest wishing to object to the rejection of an executory contract or unexpired lease identified for rejection, as provided under the Plan, shall file and serve on the Debtors' Reorganization Counsel, the Committee Counsel, Bank of America Counsel, and the U.S. Trustee any objection by the same deadline and in the same manner established for filing objections to Confirmation, unless the rejection is the subject of an amendment to Exhibit "A", in which case the deadline is the date that is the earlier of: (a) 20 days after the date of such amendment; or (b) the day that is 5 Days before the Confirmation Hearing. Failure to file and serve any such objection by the applicable deadline shall constitute consent to the rejection.

          4.    Bar Date For Claims.

          Any Claim by any party to an executory contract or unexpired lease rejected hereunder, shall be classified in Class 5A; provided, however, that: (a) any Claim arising from rejection of an executory contract or unexpired lease which has not been barred by a prior order of the Bankruptcy Court, shall be forever barred and shall not be enforceable unless a proof of Claim is Filed within 30 days after the mailing of the Notice of Effective Date; and (b) nothing in Article IV.A shall constitute a waiver of the Claims Bar Date, if applicable.

        B.    Assumption And Assignment Of Executory Contracts And Unexpired Leases.

          1.    Generally.

          Except as otherwise provided in the Plan, or in any Final Order, on the Effective Date, pursuant to Code Section 365, each of the executory contracts and unexpired leases designated for assumption and assignment and listed on Exhibit "B", including the Core Leases and Studio Contracts, which will be Filed with the Bankruptcy Court 5 days prior to the hearing on the Disclosure Statement and may be amended through the date that is 10 Days prior to the Confirmation Hearing, by notice Filed by the Debtors and served on the parties affected by such amendment, shall be assumed by the Debtors in Possession and assigned to the assignee set forth on Exhibit "B".

          Each executory contract and unexpired lease identified for assumption and assignment, shall be assumed and assigned, only to the extent, if any, that it constitutes an executory contract or unexpired lease on the Effective Date, and the listing of such contract or lease on Exhibit "B" shall not constitute an admission by the Debtors, the Estates, or the Reorganized Debtors that such contract or lease is an executory contract or unexpired lease or that the Debtors or the Estates have any liability thereunder.

          Any executory contract or unexpired lease that the Debtors assume and assign shall be deemed to be a permitted assignment notwithstanding a provision in such contract or lease requiring consent of the nondebtor party to such contract or lease.

          The unexpired leases of real property assumed and assigned to New Edwards shall be subject to the security interest of Bank of America on behalf of the Lender Group pursuant to Article III.B.1. The Debtors shall list on Exhibit "B" those assumed and assigned unexpired leases in which the Debtors propose to grant (and have perfected) a security interest, mortgage, or other lien. Any nondebtor party to such contract or unexpired lease who does not File an objection pursuant to Article IV.B.3 shall be deemed to have consented affirmatively and unconditionally to both (a) the grant of a security interest, mortgage, or other lien in such lease and (b) the recording or other act to perfect such security interest, mortgage, or other lien, and shall thereafter be forever prohibited and barred from objecting to any such encumbrance.

          The execution and recording of any memorandum of lease relating to any unexpired lease listed on Exhibit "B" is hereby exempt from any law or requirement requiring lessor consent or joinder, whether express or otherwise, to such execution or recordation. The Reorganized Debtors, Bank of America on behalf of the Lender Group, or any agent or representative of any of the foregoing, are hereby authorized to serve upon all filing and recording officers a notice, substantially in the form attached hereto as Exhibit "D", in connection with the execution, filing and recording of any memoranda of lease (whether recorded or unrecorded) in accordance with the Plan, to evidence and implement this paragraph. The appropriate state or local government filing and recording officers are hereby directed to accept for filing or recording any and all memoranda of lease to be executed, filed and recorded in accordance with the Plan and the exhibits thereto, without need for lessor consent or joinder to such execution or recordation, and without the presentation of any affidavits, instruments, or returns otherwise required for recording, other than this Confirmation Order. The Bankruptcy Court retains jurisdiction to enforce the foregoing direction, by contempt proceedings or otherwise.

          2.    Approval Of Assumption And Assignment.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving assumption and assignment of the executory contracts and unexpired leases, as provided for under the Plan, pursuant to Code Section 365, as of the Effective Date, to the extent such contracts or leases are executory contracts or unexpired leases.

          3.    Objections To Assumption And Assignment.

          Any party in interest wishing to object to the assumption and assignment of an executory contract or unexpired lease, or the encumbrance of such assumed and assigned unexpired lease, shall file and serve on Reorganization Counsel, Bank of America Counsel, and Committee Counsel any objection to such assumption and assignment and/or encumbrance by the same deadline and in the same manner established for filing objections to Confirmation, unless the assumption and assignment and consent to the encumbrance of such executory contract or unexpired leases is the subject of an amendment to Exhibit "B", in which case the deadline is the date that is the earlier of: (a) 20 days after the date of such amendment; or (b) 5 Days before the Confirmation Hearing. Failure to file and serve any such objection by the applicable deadline shall constitute consent to the assumption and assignment, consent to the encumbrance of such assumed and assigned unexpired leases, an acknowledgment that there are no defaults or cure amounts due under the executory contract or unexpired lease identified for assumption and assignment, except as set forth in Exhibit "B", and that adequate assurance of future performance in connection with the proposed assumption and assignment has been provided.

          If an objection to assumption and assignment of an executory contract or unexpired lease is timely filed and: (a) a Final Order is entered determining that the executory contract or unexpired lease cannot be assumed or assigned; or (b) if the Debtors (before the Effective Date) or New Edwards (after the Effective Date) give notice to the other party to such executory contract or unexpired lease and Bank of America Counsel stating that assumption of such contract or lease is not in the best interests of the Estates in light of the objection, then the contract or lease shall automatically thereupon be deemed to have been included on Exhibit "A", and rejected pursuant to Article IV.A.

          If the rejection of an executory contract or unexpired lease pursuant to Article IV.A gives rise to an Allowed Claim, such Claim shall be classified in Class 5A; provided, however, that any Claim arising from such rejection which has not been barred by a prior order of the Bankruptcy Court shall be forever barred and shall not be enforceable unless a proof of Claim is Filed within 30 days after the mailing of notice referred to in Article IV.A.

          Nothing in Article IV.B shall constitute a waiver of any other applicable bar date.

          4.    Payments Related To Assumption And Assignment.

          Any monetary defaults, including Claims for actual pecuniary losses, under each executory contract and unexpired lease to be assumed and assigned under the Plan, shall be satisfied, pursuant to Code Section 365(b)(1), by payment of the cure amount, if any as set forth in Exhibit "B" (or as otherwise agreed by New Edwards and the parties to such executory contract or unexpired lease or as provided in a Final Order, if a timely objection is filed to the assumption and assignment), and shall be paid on or as soon as practicable after the Effective Date by New Edwards only from Cash to be provided by the assignee. In the case of a dispute with respect to such cure amount set forth in a timely filed objection to the assumption and assignment, New Edwards shall pay such cure amount only from Cash to be provided by the assignee on or as soon as practicable after entry of a Final Order resolving the dispute, and approving the assumption and assignment.

        C.    Contracts Entered Into On Or After The Petition Date.

          All rights under Administrative Transactions that have not been breached, terminated, or fully performed in accordance with their terms on or before the Effective Date, shall remain in full force and effect for the benefit of and as against the Estates. Any requests for the payment of Claims arising under any Administrative Transaction that has been breached, terminated, or fully performed as of the Effective Date shall be Filed within the time period established in Article III.A for the Filing of Administrative Claims.

V.

GENERAL PROVISIONS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

        A.    General Provisions.

          1.    Substantive Consolidation Of The Debtors.

          On the Effective Date, the Debtors' Estates shall be substantively consolidated for all purposes, including allowance of Claims and distributions under the Plan, as follows: (i) the assets and liabilities of each of the Debtors shall be deemed to be the assets and liabilities of all of the Debtors; (ii) all guarantees by any of the Debtors of the obligations of any other Debtor existing prior to the Effective Date (regardless whether such guaranty is secured, unsecured, liquidated, unliquidated, contingent, or disputed) shall be deemed eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor shall be deemed to be a single obligation of the consolidated Debtors; (iii) any joint liability (including but not limited to joint and several liability) of any of the Debtors shall be deemed to be a single obligation of the consolidated Debtors; (iv) each and every Proof of Claim filed or to be filed in the Cases shall be deemed filed against the consolidated Debtors and shall be deemed a single Claim against and obligation of the consolidated Debtors; and (v) the Debtors' intercompany Claims (which are claims of one Debtor against another Debtor) and Equity Interests shall be treated as provided in the Plan.

          2.    Dissolution Of The Merging Debtors.

          On the Effective Date, each of the Merging Debtors shall be dissolved without the need for the filing of any documents or any other action; the Interests shall be deemed cancelled; and all directors and officers, if applicable, of the Debtors will be deemed to have resigned. Such deemed resignation shall in no way impair or prejudice the rights of any director or officer with respect to any Administrative Claims or any payments due hereunder, and the directors and officers shall have no further duties or obligations with respect to the consummation of the Plan or the administration of the Case.

          3.    Vesting Of Assets.

          On and after the Effective Date, all assets of the Debtors and the Estates, tangible and intangible, wherever located, including without limitation all Claims, rights and causes of action of the Debtors, and all books and records of the Debtors shall be property of the Estates vested in the Reorganized Debtors, subject to the provisions of the Plan; provided, however, that any asset transfer to the Reorganized Debtors shall not eliminate or abrogate any obligation of New Edwards or the Debtors under the Plan.

          4.    U.S. Trustee Fees.

          Any unpaid fees due under 28 U.S.C. § 1930(a)(6) to the U.S. Trustee from the Petition Date through the calendar quarter prior to the calendar quarter in which the Effective Date occurs, shall be paid on the Effective Date. Commencing with the calendar quarter in which the Effective Date occurs, New Edwards shall pay to the U.S. Trustee such amounts as are required to be paid under 28 U.S.C. § 1930(a)(6).

          5.    Liability Of Estates Agents, Bank of America and the Lender Group.

          None of the Committee, the Estates, the Debtors, the Reorganized Debtors, Bank of America, Bank of America Counsel, the Lender Group, nor any of their employees, officers, members, directors, agents, or representatives, nor any professional persons employed or formerly employed by any of them, shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to the Cases or the Estates, including objections to or estimations of Claims, dispositions of assets, or proposing, formulating, soliciting acceptances to, confirming, or implementing the Plan or the Disclosure Statement.

          6.    General Authority.

          The Reorganized Debtors shall execute such documents, and take such other actions, as are necessary to effectuate the transactions provided for in the Plan.

          7.    Dismissal Of Committee.

          On the Effective Date, the Committee shall be disbanded and Dennis Simon shall be appointed as the Class 5A Claims Representative. Mr. Simon may continue to employ the Committee Counsel from and after the Effective Date, with the reasonable fees and expenses of the Class 5A Claims Representative and of the Committee Counsel to be paid by New Edwards, subject to a cap on such fees and expenses in the amount of $50,000 for the Class 5A Claims Representative and $75,000 for the Committee Counsel, or such greater sum as: (a) New Edwards, the Class 5A Claims Representative, and Committee Counsel agree; or (b) if there is no such agreement, the Bankruptcy Court may subsequently authorize after notice and a hearing.

          Notwithstanding the dismissal of the Committee on the Effective Date, the Class 5A Claims Representative shall have any and all rights and powers that the Committee had under Code section 1109, including such rights and powers under Bankruptcy Code section 1103; provided, however, that the Class 5A Claims Representative does not have standing to bring Claims objections. Notwithstanding the above, the Class 5A Claims Representative shall have standing to request that the Bankruptcy Court take appropriate action to effect the more expeditious resolution of the Claims objection and settlement process, and shall have standing to object to any requested extension of the deadline to file objections to Claims.

          8.    Successors.

          The rights, benefits, and obligations of any Person named or referred to in the Plan are binding on, and will inure to the benefit of, any permitted heirs, executors, administrators, successors, or assigns of such Person, including any successor to the Estates or the Reorganized Debtors.

          9.    Governing Law.

          Unless a rule of law or procedure is supplied by federal law (including the Code and Bankruptcy Rules), or by an express choice of law provision in any agreement, contract, document, or instrument provided for or executed in connection with the Plan, the rights and obligations arising under the Plan and any agreement, contract, document, or instrument provided for or executed in connection with the Plan, including but not limited to the Restructured Term Credit Agreement and Related Documents, shall be governed by, and construed and enforced in accordance with, the laws of the state of California, without giving effect to the principles of conflict of laws thereof.

          10.  No Admission.

          Except as specifically provided in the Plan, nothing contained in the Plan or the Disclosure Statement shall be deemed or construed in any way as an admission by the Debtors or the Estates with respect to any matter set forth in the Plan or the Disclosure Statement, including the amount or allowability of any Claim, or the value of any property of the Estates.

        B.    Business Entity And Financial Restructuring.

          On the Effective Date, and in accordance with the Recapitalization Agreement:

          1.    The Investor Group Mandatory Investment.

          The Investor Group shall make a capital contribution to New Edwards in an amount equal to $56 million, plus the amount constituting the Investor Group Adjustment, which shall consist of $16 million in principal of the Lender Group Secured Claims held by the Investor Group, and the remainder in Cash.

          In exchange for such new capital, the contributed Investor Group Secured Claim, and other valuable consideration, the Investor Group shall receive: (a) $56 million in Series A Preferred Stock; and (b) shares of Class A Common Stock of the New Edwards representing 51% of the economic value of the New Edwards's common equity.

          The non-contributed portion of the Investor Group's Class 2 Claim shall be converted dollar for dollar into the Investor Group Unsecured Subordinated Note.

          2.    The Investor Group Conditional Investment.

          In the event that the Equity Reduction applies, the Investor Group shall make a capital contribution to New Edwards in the following manner:

            a.    if Allowed Class 5A Claims exceed $55 million but are equal to or less than $70 million, then the Investor Group shall contribute $0.90 in Cash for each $1.00 of Allowed Class 5A Claims in excess of $55 million, and shall receive $1.00 in Series B Preferred Stock (with a liquidation preference of $1.00 per share) for each $0.90 in Cash so contributed; and

            b.    If Allowed Class 5A Claims exceed $70 million, then the Investor Group shall contribute $0.90 in Cash for each $1.00 of Allowed Class 5A Claims in excess of $70 million. The Investor Group shall receive one share of Series C Convertible Preferred Stock for each $1.00 contributed to New Edwards.

          In accordance with the Equity Reduction, the proceeds from the sale of the Series B Preferred Stock described in Article V.B.2.a shall be deposited in the Cash Reserve, subject to the limitations in Article VII.B, and distributed in payment of Allowed Class 5A Claims pursuant to Article III.B.

          The proceeds from the sale of the Series C Convertible Preferred Stock shall be applied by New Edwards to purchase shares of Class B Common Stock from the Stock Escrow Account at a purchase price of $93.75 per share until a total of 480,000 shares of Class B Common Stock have been purchased. Upon purchase of such shares of Class B Common Stock, the Cash consideration shall be deposited in the Cash Reserve, subject to the limitations in Article VII.B, and distributed in payment of Allowed Class 5A Claims pursuant to Article III.B.

          3.    CAMCO.

          CAMCO shall be merged with and into New Edwards and the shares of capital stock in CAMCO held by each CAMCO Shareholder shall be cancelled. Each CAMCO Shareholder shall receive from New Edwards his or her Pro Rata share of $6 million.

          4.    The Non-Merging Debtors.

          Each of the non-Merging Debtors shall be a wholly-owned subsidiary of New Edwards.

        C.    Required Transactions.

          1.    New Edwards.

          On or as soon as reasonably practicable after the Effective Date, and in accordance with the Recapitalization Agreement:

            a.    the following classes of rights and interests in New Edwards' equity shall be created: Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, and, if necessary, Series C Convertible Preferred Stock;

            b.    New Edwards shall amend and restate its certificate of incorporation (the "Restated Certificate"), which Restated Certificate shall set forth the rights and preferences of the Series A Preferred Stock, the Series B Preferred Stock, the Class A Common Stock, the Class B Common Stock, and, if necessary, the Series C Convertible Preferred Stock;

            c.    As of the Closing and immediately thereafter, the authorized capital stock of New Edwards will consist solely of: (i) 10,000,000 shares of Common Stock, of which 510,000 shares of Class A Common Stock and 490,000 shares of Class B Common Stock shall be issued and outstanding; (ii) 1,000,000 shares of Preferred Stock, of which 56,000 shares of Series A Preferred Stock and 15,000 shares of Series B Preferred Stock will be issued and outstanding. As of the Closing and immediately thereafter, all of the outstanding shares of New Edwards' capital stock shall be duly authorized, validly issued, fully paid and nonassessable; and

            d.    At the Closing, each Merging Debtor shall be merged with and into New Edwards, with all existing boards of directors, shareholders, partners and members of the Debtors approving such mergers, and in accordance with applicable nonbankruptcy law; the shares of capital stock in the Merging Debtors shall be cancelled; each Merging Debtor shall cease to exist, and New Edwards will continue as the surviving company. Simultaneously therewith, New Edwards shall transfer to the Escrow Account with respect to each holder of a Class 6 Interest the number of shares of Class B Common Stock and the number of shares of Series B Preferred Stock in the following manner:

Name Of Holder Of Class 6 Interest	Distribution
W. James Edwards III and Patricia D. Edwards	1/3 of distributed stock
Carole Ann Ruoff	1/3 of distributed stock
Joan Edwards Randolph	1/3 of distributed stock

          On the Effective Date, New Edwards and the Non-Merging Debtors will each own its own assets free and clear of liens, Claims, and encumbrances (except for liens granted to secure the obligations under the Restructured Term Credit Agreement and Related Documents or liens, if any, maintained by Class 3 Claim holders).

          On and after the Effective Date, the business and affairs of each of New Edwards and the Non-Merging Debtors will be managed by and under the direction of New Edwards' board of directors and the boards of directors of the Non-Merging Debtors.

          Subject to any requirement of Bankruptcy Court approval, pursuant to Code Section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Persons proposed to serve on the initial board of directors of New Edwards and the Non-Merging Debtors in the Statement of Officers and Directors. On the Effective Date, the classification and composition of the board of directors shall be consistent with New Edwards' Restated Certificate and the Recapitalization Agreement, and, subject to the limitations in the Recapitalization Agreement: (a) Anshutz and OCM collectively shall be entitled to nominate 4 persons to serve as directors; (b) W. James Edwards III shall be entitled to nominate 1 person to serve as director; (c) holders of Class 6 Interests holding not less than a majority of shares of Class B Common Stock then held by all Class 6 Interest holders shall be entitled to nominate 1 person to serve as director; and (d) Anshutz and OCM collectively shall be entitled to nominate 1 person to serve as an independent director.

          In accordance with the Recapitalization Agreement, New Edwards is authorized and shall prepare, execute, and deliver to the appropriate secretary of state certificates of merger.

          Prior to Closing, and in accordance with the Recapitalization Agreement, New Edwards shall authorize

            (a)  the filing under the laws of the State of Delaware of the Restated Certificate, which Restated Certificate shall be in full force and effect under the laws of the State Of Delaware as of the Closing;

            (b)  the issuance to the Escrow Agent of the shares of Class B Common Stock and Series B Preferred Stock;

            (c)  the payment of Cash to the CAMCO Shareholders in consideration for the cancellation of the capital stock of CAMCO;

            (d)  the issuance of Class A Common Stock and Series A Preferred Stock to holders of Class 2 Claims; and

            (e)  issuance, if necessary, of the Series C Convertible Preferred Stock to the Investor Group.

          At the Closing, all opinions, certificates, and other documents and instruments to be delivered under the Recapitalization Agreement shall be delivered to the Investor Group, holders of Class 6 Interests, and the CAMCO Shareholders.

          2.    Employment, Non-Compete, And Shareholder Agreements.

          On or as soon as reasonably practicable after the Effective Date, and in accordance with the Recapitalization Agreement, New Edwards will enter into the following employment and non-compete agreements:

          (a)  A five-year employment agreement with W. James Edwards, III pursuant to which he will serve as vice chairman of New Edwards and receive compensation in the amount of $300,000 per annum, plus severance benefits in the amount of such salary for any remaining balance of the five-year term of the employment agreement in the event that his employment is terminated by New Edwards for any reason or no reason, and other customary benefits;

          (b)  Separate five-year non-compete agreements with W. James Edwards, III; Carole Ann Ruoff; and Joan Edwards Randolph pursuant to which W. James Edwards shall receive guaranteed non-compete payments in the amount of $200,000 per annum, and Carole Ann Ruoff and Joan Edwards Randolph each shall receive guaranteed non-compete payments in the amount of $200,000 per annum, plus $20,000 per annum representing the economic equivalent of health insurance and automobile expenses; and

          (c)  Each holder of a Class 6 Interest shall enter into a Stockholder Agreement as described in the Recapitalization Agreement.

        D.    Powers Of New Edwards.

          1.    Powers Of New Edwards.

          New Edwards shall have all the powers and duties set forth in the Plan, the Restated Certificate, and under applicable law. New Edwards shall become, on the Effective Date of the Plan, the exclusive representative of the Estates under Code Sections 1123(b)(3)(B) and 1129(a)(5), and under Article 1400 of the California Corporations Code. Subject to the provisions of the Plan, but notwithstanding whether they are set forth in the Disclosure Statement or the Plan, on and after the Effective Date, the Estates shall retain and New Edwards may enforce any and all rights, Claims, causes of action, powers, privileges, licenses, and franchises of the Debtors or the Estates, including all rights regarding tax determinations under Code Section 505, all causes of action arising under the Plan and the Code, all avoiding powers arising under Code sections 502(d), 506, 544, 545, 547, 548, 549, 550, 553, and 558 (other than avoiding powers claims against holders of Class 1 Claims and Allowed general unsecured Claims, which claims shall be released under the Plan), all Claims against any Person, and all defenses to Claims; provided, however, that: the Estates may not retain or enforce any Claim or right that is waived, relinquished, released, compromised, or settled in accordance with the express provisions of the Plan.

          New Edwards shall have the authority to pay any Post-Effective Date Claims in ordinary course of business.

          2.    Authority To Compromise Claims And Defenses; Offset.

          New Edwards may settle and compromise as appropriate, without further order of the Bankruptcy Court any and all:(a) claims, rights of action, causes of action, counterclaims, and defenses held by the Estates; and (b) if approved by the Class 5A Claims Representative or, if the Class 5A Claims Representative does not give such approval, by order of the Bankruptcy Court, Claims. The Estates may, but shall not be required to, set off or recoup against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any counterclaims, setoffs, or recoupments of any nature whatsoever that the Estates may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim shall constitute a waiver or release by the Estates or the Reorganized Debtors of any such Claim, cause of action, setoff, or recoupment.

          3.    Notice Of Effective Date.

          As soon as practicable following the occurrence of the Effective Date, and, in any event, no later than 30 days after the Effective Date, New Edwards shall serve the Notice of Effective Date on the Persons on the All Notices List, and on all holders of Claims and Interests.

          4.    Compliance With Tax Requirements.

          New Edwards shall prepare and file any necessary tax returns with respect to, and shall pay all taxes due from, the Debtors in Possession or the Estates, and all taxes imposed on any gains, interest, earnings, or other income on assets of the Estates. To the extent applicable, New Edwards shall comply with all tax withholding and reporting requirements imposed by any governmental unit, and all distributions pursuant to the Plan shall be subject to such applicable withholding and reporting requirements.

          5.    Case Closing.

          After: (a) the payment in full of all Allowed Administrative Claims, Allowed Administrative Tax Claims, and Allowed Priority Tax Claims, and the disallowance by Final Order of all other Administrative Claims, Administrative Tax Claims, and Priority Tax Claims; and (b) the disallowance or allowance of all Class 3 through 5B Claims pursuant to a Final Order, New Edwards shall seek an order closing the Case, under Code Section 350.

        E.    1146(c) Exemption.

          In accordance with Code Section 1146(c), the making, delivery, filing or recording of any mortgages, deeds of trust, leasehold mortgages, leases (whether recorded or unrecorded) and/or the various instruments and documents of transfer as specified in or contemplated by the Plan (collectively, "Instruments of Transfer") and/or the exhibits thereto are hereby exempt from taxation under any law imposing a recording tax, stamp tax, transfer tax or any similar tax. The Reorganized Debtors, Bank of America on behalf of the Lender Group, or any agent or representative of any of the foregoing, are hereby authorized to serve upon all filing and recording officers a notice, substantially in the form attached hereto as Exhibit "D" in connection with the filing and recording of any such Instruments of Transfer in accordance with the Plan, to evidence and implement this paragraph. The appropriate state or local government filing and recording officers are hereby directed to accept for filing or recording all Instruments of Transfer or other documents of transfer to be filed and recorded in accordance with the Plan and the exhibits thereto, without payment of any such tax or government assessment, and without the presentation of any affidavits, instruments, or returns otherwise required for recording, other than this Confirmation Order. The Bankruptcy Court retains jurisdiction to enforce the foregoing direction, by contempt proceedings or otherwise.

        F.    Retention Of Jurisdiction.

          On and after the Effective Date, the Bankruptcy Court will retain all jurisdiction as is legally permissible, including for the following purposes:

            (a)  To enforce the provisions, purposes, and intent of the Plan and the Confirmation Order, and to resolve any and all disputes regarding the operation and interpretation of the Plan and the Confirmation Order.

            (b)  To determine the allowance, classification, or priority of any Claims and to estimate Class 3, 4, 5A, and 5B Claims, upon objection or motion by New Edwards, or other parties in interest with standing to bring such objection or proceeding, and to determine the amount of Series B Preferred Stock and/or Class B Common Stock necessary for the Stock Escrow on account of any Disputed Class 5A Claim as provided under Articles III.B.7 and VI.E.

            (c)  To determine the extent, validity, and/or priority of any lien asserted against property of the Debtors or the Estates or property abandoned or transferred by the Debtors or the Estates.

            (d)  To take such actions and issue such orders as are appropriate to: (i) enforce and execute the Plan, the Confirmation Order, and any Final Order; (ii) the implementation, execution, performance, and consummation of the Plan, the Confirmation Order, and all matters referred to in the Plan and the Confirmation Order; and (iii) determine all matters that may be pending before the Bankruptcy Court in the Case on or before the Effective Date; provided, however, that the Bankruptcy Court shall not retain jurisdiction over a case, controversy, dispute, or suit relating solely to the interpretation or enforcement of the Restructured Term Credit Agreement and Related Documents.

            (e)  To determine any and all applications for allowance of compensation and reimbursement of expenses of Professional Persons and to determine any other requests for payment of Administrative Claims.

            (f)    To determine matters relating to the collection, liquidation, and realization upon property of the Debtors or the Estates.

            (g)  To the extent provided in Article V.D.2, to authorize and approve or disapprove any settlements or compromises of Claims, causes of action, defenses, or controversies asserted by or against the Estates or the Debtors, and the sale, lease, or other disposition of property of the Estates or the Debtors.

            (h)  To determine, as is necessary or appropriate under Code Section 505 or otherwise, matters relating to tax returns filed or to be filed on behalf of the Debtors or the Estates for all periods through the end of the fiscal year in which the Case is closed, including the determination of the amount of basis, depreciation, net operating losses, or other tax attributes of the Debtors or the Estates.

            (i)    To implement the provisions of the Plan and to enter orders in aid of Confirmation, including orders to: (i) recover property of the Debtors or the Estates; (ii) determine causes of action which may be asserted by or against the Estates, the Reorganized Debtors, Professional Persons, or the Committee; (iii) determine whether property is property of the Estates; (iv) protect the assets of the Estates from creditor action; and (v) enter orders enabling Persons to perform acts necessary for consummation of the Plan.

            (j)    To enter such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, rescinded, or vacated.

            (k)  To adjudicate all adversary proceedings and contested matters in which the Debtors, the Committee, the Estates, or the Reorganized Debtors are a party in interest, including avoiding powers and other causes of action.

            (l)    To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters arising in or under, or related to, the Case whether before, on, or after the Effective Date.

            (m)  To modify the Plan and to confirm a modified plan consistent with the Code and the Bankruptcy Rules.

            (n)  To issue injunctions, provide declaratory relief, take such other legal or equitable actions, or issue such other orders as may be necessary or appropriate to restrain interference with the Plan, the Estates or its property, the Reorganized Debtors, Professional Persons, the Committee, or the Confirmation Order.

            (o)  To enter an order closing the Case.

        G.    Modification And Withdrawal.

          The Plan: (a) may be revoked or withdrawn by the Debtors prior to Confirmation; (b) may be modified before the Effective Date by the Debtors, to the extent provided by Code Section 1127 and Bankruptcy Rule 3019; and (c) may be modified after the Effective Date by New Edwards to the extent provided by Code Section 1127; provided, however, that the Plan may not be modified to the extent that it is no longer materially consistent with: (x) the Lender Group Term Sheet and the Restructured Term Credit Agreement and Related Documents; (y) the treatment of Allowed Class 5A Claims as set forth in this Plan; or (z) the rights and obligations of the Investor Group as set forth herein.

VI.

PROVISIONS REGARDING ALLOWANCE, OBJECTION AND DISTRIBUTION

        A.    Provisions Regarding Allowance And Objection Deadlines.

          The Class 1 Claims, Class 2 Claims and Class 6 Interests are deemed Allowed. Notwithstanding any other provision in the Plan: (a) no holder of a Claim shall receive or retain property of the Debtors in excess of the Allowed amount of its Claim; and (b) no provision of the Plan shall increase or expand the amount or scope of any lien or Claim.

          1.    Administrative Claims.

          Any objection to an Administrative Claim, other than an Administrative Claim subject to a Final Fee Application, shall be Filed and also served upon the holder of such Claim no later than the first day that is the later of: (a) the date that is 180 days after the Effective Date; (b) the date that is 60 days after the request for payment is Filed; and (c) such extended date as may be fixed by the Bankruptcy Court on motion Filed by New Edwards and also served on the holder of the Claim and the Persons on the All Notices List, including the Class 5A Claims Representative and Committee Counsel; provided, however, that the foregoing shall not prohibit: (x) objections to late-filed Administrative Claims or objections to amendments to Administrative Claims; (y) raising new objections based upon newly discovered facts if a timely objection has been filed; or (z) seeking reconsideration of any Administrative Claim that has been allowed.

          2.    Final Fee Applications.

          Any objection to an Administrative Claim subject to a Final Fee Application shall be Filed and also served upon the holder of such Claim, the Class 5A Claims Representative and Committee Counsel no later than the date set by the Bankruptcy Court.

          3.    Administrative Tax Claims.

          Any objection to an Administrative Tax Claim shall be Filed and also served upon the holder of such Claim, the Class 5A Claims Representative and Committee Counsel no later than the first day that is the later of: (a) the date that is 180 days after the Effective Date; (b) the date that is 30 days after the motion regarding such Claim is Filed under Article III.A.b.iii; and (c) such extended date as may be fixed by the Bankruptcy Court on motion Filed by of New Edwards and also served on the holder of the Claim and the Persons on the All Notices List, including the Class 5A Claims Representative and Committee Counsel; provided, however, that the foregoing shall not prohibit: (x) objections to late-filed Administrative Tax Claims or to amendments to Administrative Tax Claims; (y) raising new objections based upon newly discovered facts if a timely objection has been filed; or (z) seeking reconsideration of any Administrative Tax Claim that has been allowed.

          4.    Priority Tax Claims And Class 3 Through 5B Claims.

          Any objection to a Priority Tax Claim, or a Class 3 through 5B Claim (with respect to Class 5B Claims, only to the extent that the Holder of such Class 5B Claim elects to have the Class 5B Claim determined by the Bankruptcy Court) shall be Filed and also served upon the holder of such Claim, the Class 5A Claims Representative and Committee Counsel no later than the first day that is the later of: (a) the date that is 90 days after the Effective Date; and (b) such extended date as may be fixed by the Bankruptcy Court, for cause shown, on motion Filed by of New Edwards and also served on the holder of the Claim and the Persons on the All Notices List, including the Class 5A Claims Representative and Committee Counsel; provided, however, that the foregoing shall not prohibit: (x) objections to late-filed Claims or to amendments to Claims; (y) raising new objections based upon newly discovered facts if a timely objection has been filed; or (z) seeking reconsideration of any Claim that has been allowed.

        B.    Disputed Claims.

          No distributions and no payments will be made with respect to all or any portion of a Disputed Claim until such Claim is an Allowed Claim.

        C.    Reserves For Claims.

          1.    Administrative Tax Claims.

          Prior to making any distributions on Allowed Administrative Tax Claims,New Edwards shall establish reserves for all Disputed Administrative Tax Claims. The reserve for an Administrative Tax Claim shall be based upon the Administrative Tax Claim being in the amount set forth on the books and records of the Debtors unless and until a motion is filed pursuant to Article III.A.1.b.iii. at which time the reserved amount shall be modified so that it is the amount set forth in the motion Filed pursuant to Article III.A.1.b.iii.

          2.    Other Priority Claims.

          Prior to making any distribution on Allowed Other Priority Claims, New Edwards shall establish reserves for all Disputed Other Priority Claims. The reserve for an Other Priority Claim shall be based upon the Other Priority Claim being in the amount of the Other Priority Claim set forth in the proof of claim, or if no proof of claim has been filed, the Scheduled amount set forth for the Other Priority Claim if it is shown on the Schedules as being noncontingent, liquidated and undisputed.

          3.    Priority Tax Claims.

          Prior to making any distributions on Allowed Priority Tax Claims, New Edwards shall establish reserves for all Disputed Priority Tax Claims. The reserve for a Priority Tax Claim shall be based upon the Priority Tax Claim being in the amount of the Priority Tax Claim set forth in the proof of claim, or if no proof of claim has been filed, the Scheduled amount set forth for the Priority Tax Claim if it is shown on the Schedules as being noncontingent, liquidated and undisputed.

          4.    Class 5A And 5B Claims.

          In connection with the Consensual Plan Unsecured Note Option, New Edwards shall establish reserves for Disputed Class 5A Claims electing such Note Option. The reserve for such Claims shall be based upon the Claim being in the lower of: (a) the amount of the Claim set forth in the proof of claim, or if no proof of claim has been filed, the Scheduled amount set forth for a Class 5A or 5B Claim if it is shown on the Schedules as being noncontingent, liquidated and undisputed; and (b) the Estimated Amount of such Claim for distribution purposes, as determined by the Bankruptcy Court.

          New Edwards shall also establish the Cash Reserve set forth in Article VII.B.

        D.    Estimation Of Class 5A And 5B Claims.

          After the Effective Date, New Edwards may commence such actions and proceedings in the Bankruptcy Court, to the extent permitted by the Code and applicable law, as are appropriate to estimate any Disputed Class 5A and 5B Claim.

          The "Estimated Amount" with respect to such Claim shall be the amount established by Bankruptcy Court order under Code Section 502(c). If the Bankruptcy Court estimates a Disputed Class 5A or 5B Claim for purposes of distribution, then the amount so estimated shall set the maximum amount for which the Disputed Class 5A or 5B Claim can be allowed thereafter; provided, however, that nothing herein shall limit the ability of the Bankruptcy Court to allow the Disputed Class 5A or 5B Claim for an amount less than the Estimated Amount.

        E.    Procedures For Distributions.

          1.    Consensual Plan Distributions On Account Of Class 5A Claims.

          After reserves set forth in Article VI.C are established, New Edwards shall cause, as soon as practicable following the Effective Date: (a) a final Cash distribution to the holders of Allowed Class 5A Claims electing the Cash Option; and (b) an interim distribution of Consensual Plan Unsecured Notes to be made Pro Rata on account of Allowed Class 5A Claims selecting the Consensual Plan Unsecured Notes, and shall make further Cash or note distributions on at least a quarterly basis; provided, however, that if the sum of: (x) the amount of Allowed Class 5A Claims selecting the Consensual Plan Unsecured Notes and (y) Disputed Class 5A Claims selecting the Consensual Plan Unsecured Notes is equal or less than $55 million, then New Edwards shall make a final distribution to holders of Allowed Class 5A Claims selecting the Consensual Plan Unsecured Notes.

          In the event that a Disputed Class 5A Claim electing the Consensual Plan Unsecured Note Option becomes Allowed, or has not yet received its full allotment of Consensual Plan Unsecured Notes and subsequently receives additional allotments of Consensual Plan Unsecured Notes, after one or more scheduled payments of principal, interest, or both have been made, then on the next quarterly distribution date following the date on which such Claim becomes Allowed, New Edwards shall distribute to the holder of such Allowed Claim a Consensual Plan Unsecured Note and pay in Cash the principal and compounded interest amount equal to the amount as if the Claim had been Allowed, and the Consensual Plan Unsecured Note had been distributed, on the Effective Date.

          If an Allowed Class 5A Claim electing the Cash Option has not been paid, New Edwards shall distribute on the next quarterly distribution date following the date such Claim is Allowed Cash to the holder of such Claim pursuant Article III.B.5 and any interest to which such holder is entitled pursuant to Article VI.E.4.

          2.    Cramdown Plan Distributions—Class 5A Claims.

          As soon as practicable following the Effective Date, and on a quarterly basis thereafter for Claims that become Allowed after the Effective Date, New Edwards shall cause a distribution on account of Allowed Class 5A Claims selecting the Cash Option or Cramdown Plan Unsecured Notes.

          In the event that a Disputed Class 5A Claim electing the Cramdown Plan Unsecured Note Option becomes Allowed after one or more scheduled payments of principal, interest, or both have been made, then on next scheduled quarterly distribution date following the date on which such Claim becomes Allowed, New Edwards shall distribute to the holder of such Allowed Claim a Cramdown Plan Unsecured Note and pay in Cash the principal and compounded interest amount equal to the amount as if the Claim had been Allowed, and the Consensual Plan Unsecured Note had been distributed, on the Effective Date.

          If an Allowed Class 5A Claim electing the Cash Option has not been paid, New Edwards shall distribute on the next quarterly distribution date following the date on which such Claim becomes Allowed Cash to the holder of such Allowed Claim pursuant Article III.B.5 and any interest to which such holder is entitled pursuant to Article VI.E.4.

          3.    Unclaimed Distributions.

          With respect to a distribution of Cash made on account of a Claim, New Edwards will hold, until the later of (a) the first anniversary of the Effective Date and (b) 120 days after such distribution is made by New Edwards, any unclaimed distribution. An unclaimed distribution shall include a check that is not negotiated by the holder of the Claim to whom it is issued. Upon presentation of proper proof by the holder of an Allowed Claim of entitlement to an unclaimed distribution within such time, the unclaimed distribution due to the holder shall be paid to such holder. Following expiration of the period set forth above for acquiring unclaimed distributions and notwithstanding any otherwise applicable law: (a) the holder of such Claim shall not be entitled to any distributions on account of such Claim and such Claim shall be treated as if it were disallowed by Final Order; and (b) such unclaimed distributions shall be property of New Edwards.

          Any Cash remaining in the Estates after final distributions are made shall be property of New Edwards.

          4.    Interest.

          To the extent practicable, New Edwards shall keep all funds of the Estates in interest bearing instruments or accounts, including the funds deposited into the Cash Reserve.

          Interest on Disputed Claims with respect to which the Cash Option has been elected and that become Allowed shall be limited to the amount of interest that accrues on the funds reserved for Disputed Claims in the Cash Reserve; provided that such funds are equal to or more than the amount of unpaid Disputed Claims ultimately Allowed. To the extent that there is a shortfall, interest shall accrue at the rate of 9% per annum. Interest on Disputed Claims with respect to which either Consensual Plan Unsecured Notes or Cramdown Plan Unsecured Notes have been elected shall be entitled to post-Effective Date interest as set forth in Articles VI.E.1 and VI.E.2 of this Plan.

          Nothing in this Article shall affect any claim, position, or right by the holder of any Claim that the Allowed amount of the Claim should include interest accruing prior to the Petition Date, but no Claim shall be Allowed for interest for periods after the Petition Date except as provided in the Plan.

        F.    Manner Of Payment Under The Plan.

          Cash payments made pursuant to the Plan shall be in United States currency by checks drawn on an Acceptable Depository or by wire transfer from an Acceptable Depository, at New Edwards's option.

        G.    Delivery Of Distributions.

          Any delivery due on the Effective Date shall be made on the Effective Date or as soon as practicable thereafter. For purposes of all notices and distributions under the Plan, New Edwards shall be entitled to rely on the name and address of the holder of each Claim as shown on such Claims and distributions to holders of Allowed Claims shall be made by regular United States first class mail to, the following addresses: (a) the address set forth on the respective proof of Claim of such holder; (b) the address set forth in any written notice of address change delivered by the holder to New Edwards after the date of any related proof of Claim; or (c) the address reflected on the Schedules if no proof of Claim is filed and New Edwards has not received a written notice of a change of address. New Edwards shall be under no duty to attempt to locate holders of allowed Claims who are entitled to unclaimed distributions.

VII.

CONFIRMATION AND EFFECTIVE DATE

        A.    Conditions To Confirmation.

          Confirmation shall not occur unless and until each of the conditions set forth below has been satisfied:

            (1)  The Stock Escrow Agent shall have been appointed by mutual agreement of the Debtors and the Investor Group;

            (2)  The Estates have sufficient Cash so as to pay in full the Administrative Claims, Administrative Tax Claims, Priority Tax Claims, and Other Priority Claims;

            (3)  The Debtors have delivered to Bank of America, N.A., on behalf of the Lender Group, the executed Restructured Term Credit Agreement and Related Documents; and

            (4)  In the event that the Plan is a Cramdown Plan, the Bankruptcy Court shall determine that the value of the Cramdown Plan Unsecured Note on the Effective Date is 100% of the face amount of such Note.

        B.    Effective Date.

          The Effective Date shall occur when:

            (1)  all of the conditions in Article VII.A have been satisfied;

            (2)  the Bankruptcy Court enters a Confirmation Order;

            (3)  the Recapitalization Agreement has Closed, and all transactions contemplated by the Recapitalization Agreement have been consummated; and

            (4)  the Restructured Term Credit Agreement and Related Documents have Closed.

            (5)  The Debtors have established the Cash Reserve, which shall consist of $35 million in Cash for the payment of Allowed Class 5A Claims, and which shall thereafter be the lesser of (i) $20 million; or (ii) the sum of the unpaid: (a) Disputed Class 5A Claims that have elected the Cash Option; and (b) Allowed Class 5A Claims that have elected the Cash Option. Such reserve shall either be placed in escrow or a segregated account of New Edwards in which the holders of Allowed Class 5A Claims that have elected the Cash Option have a first priority security interest.

          If the Effective Date does not occur by October 31, 2001, then each member of the Lender Group shall have the option to elect to terminate its lock-up agreement. In the event that members of the Lender Group electing to terminate their lock-up agreements are greater than 50% in number or hold greater than 1/3 in amount of Lender Group Secured Claims, the results set forth below in Article VII.C shall apply.

          If the Effective Date does not occur by October 31, 2001, the Investor Group may terminate its lock-up agreement.

          If the Effective Date does not occur by October 31, 2001, but does occur thereafter, then holders of Allowed Class 5A Claims shall be entitled to interest, commencing on November 1, 2001, to the Effective Date, at the rate of 5% per annum on the amount of payments to be made under the Cash Option or notes to be issued under the Cramdown Plan Unsecured Note Option or the Consensual Plan Unsecured Note Option, whichever is applicable. For holders of Allowed Class 5A Claims electing the Cash Option, such additional interest shall be included in any payments to be made under the Cash Option. For holders of Allowed Class 5A Claims electing the Consensual Plan Unsecured Note Option or the Cramdown Plan Unsecured Note Option, such additional interest shall be added to the principal amount of such Notes. In no event shall this paragraph apply to limit the entitlement of any holder of an Allowed Class 5A Claim to post-Effective Date interest as set forth in Articles VI.E.1 and VI.E.2 of this Plan.

          If the Effective Date does not occur by December 31, 2001, then the results set forth in Article VII.C shall apply.

        C.    Non-Occurrence Of Effective Date.

          If for any reason the Effective Date does not occur, then:

            1.    The Confirmation Order shall be deemed vacated;

            2.    All bar dates and deadlines established by the Plan or the Confirmation Order shall be deemed vacated;

            3.    The Case shall continue as if Confirmation had not occurred;

            4.    The Plan shall be of no further force and effect, and the members of the Lender Group and the Investor Group shall no longer be bound to their respective lock-up agreements;

            5.    the Debtors and the Estates shall be placed in the same position as if Confirmation had not occurred; and

            6.    Neither the Plan, the Disclosure Statement, nor any pleadings filed in connection with the approval thereof shall constitute an admission of any fact or legal position or a waiver of any legal rights held by any party prior to Confirmation.

          Notwithstanding the above, the failure of the Effective Date to occur, and the consequences thereof as set forth above, shall not affect the validity of any order entered in the Cases, including the Order Authorizing Payment Of Funds to Bank of America, N.A., As Agent, other than the Confirmation Order.

VIII.

EFFECT OF CONFIRMATION AND INJUNCTION

          The rights afforded under the Plan and the treatment of all Claims and Interests (including Post-Effective Date Claims), against the Debtors or the Estates as provided for in the Plan shall be the sole and exclusive remedy on account of all Claims and Interests (including Post-Effective Date Claims) of any nature whatsoever against the Estates, property of the Estates, and the Reorganized Debtors, including any Claims for interest accrued on such Claims from and after the Petition Date or interest which would have accrued but for the commencement of the Case.

          All holders of Claims and Interests against the Debtors or the Estates (including Post-Effective Date Claims) shall be bound by the Plan on the Effective Date, whether or not: (a) a proof of Claim or proof of Interest is filed or deemed filed; (b) a Claim or Interest is Allowed; or (c) the holder of a Claim or Interest has accepted the Plan.

          On the Effective Date, all entities shall be enjoined from asserting against the Estates, property of the Estates, the Committee, Bank of America, the Lender Group, and the Reorganized Debtors any Claims or Interests (including Post-Effective Date Claims), except as provided under the Plan.

          Subject to the provisions of Article V.A.5, any Claim or cause of action asserted against the Estates, the Reorganized Debtors, Professional Persons, or the Committee arising out of or related to the conduct of their duties in the Case, whether before or after the Effective Date, shall be commenced only in the Bankruptcy Court; provided, however, that claims or actions relating to the interpretation or enforcement of the Restructured Term Credit Agreement and Related Documents shall not be required to be brought in the Bankruptcy Court.

          Except as otherwise provided under the Plan, all property dealt with in the Plan (including property of the Estates) is free and clear of all Claims and Interests (including Post-Effective Date Claims).

          Except as otherwise provided in the Plan, the Plan Documents including but not limited to Article III.B.1.b, or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a Claim or Interest (including Post-Effective Date Claims) treated or provided for pursuant to the Plan are permanently enjoined from taking any of the following actions on account of or relating to any such Claim or Interest: (a) commencing or continuing, in any manner and in any forum, any action or proceeding against the Committee, the Estates, the Reorganized Debtors, or Professional Persons without leave of the Bankruptcy Court; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order relating in any way to the Cases, the Plan, or the Debtors, against the Committee, the Estates, the Reorganized Debtors, or Professional Persons without leave of the Bankruptcy Court; (c) creating, perfecting, or enforcing any lien against property of the Estates without leave of the Bankruptcy Court; (d) taking any action to obtain possession of property of the Estates or to obtain possession of property from the Estates or to exercise control over the Estates or property of the Estates without leave of the Bankruptcy Court; and (e) commencing or continuing any action or proceeding, in any manner and in any forum, that does not comply with or is inconsistent with the provisions of the Plan. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and professional fees and, in appropriate circumstances, punitive damages from the willful violator. The foregoing injunction does not apply to actions relating to the interpretation or enforcement of the Restructured Term Credit Agreement and Related Documents, which actions shall not be within the jurisdiction of the Bankruptcy Court.

CONFIRMATION REQUEST

        The Debtors hereby request confirmation of Plan as a Cramdown Plan with respect to any impaired Class that does not accept the Plan or is deemed to have rejected the Plan.

PLAN PROPOSED BY:
EDWARDS THEATRES CIRCUIT, INC., for itself and for its affiliated Debtors and Debtors In Possession.
By:	/s/ STEPHEN V. COFFEY Stephen V. Coffey, President
PLAN PRESENTED BY:
By:
/s/  ROBERT A. GREENFIELD
Robert A. Greenfield,
Eric D. Goldberg, and
Eric D. Winston, Members of
STUTMAN, TREISTER & GLATT PROFESSIONAL CORPORATION,
Reorganization Counsel for the Debtors and Debtors In Possession

TABLE OF CONTENTS

					Page(s)
I.	DEFINITIONS AND RULES OF CONSTRUCTION				1
	A.	Definitions			1
	B.	Interpretation, Rules Of Construction, Computation Of Time			9
		1.	Defined Terms		9
		2.	Rules Of Interpretation		9
		3.	Time Periods		9
		4.	Rounding		9
II.	DESIGNATION AND VOTING OF CLASSES OF CLAIMS AND INTERESTS				10
	A.	Secured Claims			10
		1.	Lender Group Secured Claims (Class 1)		10
		2.	Investor Group Secured Claims (Class 2)		10
		3.	Other Secured Claims (Class 3)		10
	B.	Unsecured Claims			10
		1.	Other Priority Claims (Class 4)		10
		2.	General Unsecured Claims (Class 5A)		10
		3.	Insurance-Covered Claims (Class 5B)		10
	C.	Interests			10
		Outstanding Common Stock And Partnership Interests Of The Debtors (Class 6)			10
III.	TREATMENT OF CLASSES OF CLAIMS AND INTERESTS				11
	A.	Unclassified Claims			11
		1.	Administrative Claims And Administrative Tax Claims		11
			a.	General	11
			b.	Bar Dates	11
		2.	Priority Tax Claims		12
		3.	Prior Bar Dates		12
	B.	Classified Claims And Interests			12
		1.	Class 1 (Lender Group Secured Claims)		12
		2.	Class 2 (Investor Group Secured Claims)		13
		3.	Class 3 (Other Secured Claims)		13
		4.	Class 4 (Other Priority Claims)		13
		5.	Class 5A (General Unsecured Claims)		13
			a.	Consensual Plan	13
			b.	Cramdown Plan	14
		6.	Class 5B (Insurance-Covered Claims)		15
		7.	Class 6 (Interests)		15
			a.	Treatment	15
			b.	Rights And Limitations Of Distributed Series B Preferred Stock And Class B Common Stock	16
IV.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES				16
	A.	Rejection Of Executory Contracts And Unexpired Leases			16
		1.	Generally		16
		2.	Approval Of Rejection	17
		3.	Objections To Rejection	17
		4.	Bar Date For Claims	17
	B.	Assumption And Assignment Of Executory Contracts And Unexpired Leases		18
		1.	Generally	18
		2.	Approval Of Assumption And Assignment	18
		3.	Objections To Assumption And Assignment	19
		4.	Payments Related To Assumption And Assignment	19
	C.	Contracts Entered Into On Or After The Petition Date		19
V.	GENERAL PROVISIONS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN			20
	A.	General Provisions		20
		1.	Substantive Consolidation Of The Debtors	20
		2.	Dissolution Of The Merging Debtors	20
		3.	Vesting Of Assets	20
		4.	U.S. Trustee Fees	20
		5.	Liability Of Estates Agents, Bank of America and the Lender Group	20
		6.	General Authority	21
		7.	Dismissal Of Committee	21
		8.	Successors	21
		9.	Governing Law	21
		10.	No Admission	21
	B.	Business Entity And Financial Restructuring		21
		1.	The Investor Group Mandatory Investment	22
		2.	The Investor Group Conditional Investment	22
		3.	CAMCO	22
		4.	The Non-Merging Debtors	22
	C.	Required Transactions		22
		1.	New Edwards	22
		2.	Employment, Non-Compete, And Shareholder Agreements	24
	D.	Powers Of New Edwards		25
		1.	Powers Of New Edwards	25
		2.	Authority To Compromise Claims And Defenses; Offset	25
		3.	Notice Of Effective Date	25
		4.	Compliance With Tax Requirements	25
		5.	Case Closing	25
	E.	1146(c) Exemption		26
	F.	Retention Of Jurisdiction		26
	G.	Modification And Withdrawal		27
VI.	PROVISIONS REGARDING ALLOWANCE, OBJECTION AND DISTRIBUTION			28
	A.	Provisions Regarding Allowance And Objection Deadlines		28
		1.	Administrative Claims	28
		2.	Final Fee Applications	28
		3.	Administrative Tax Claims	28
		4.	Priority Tax Claims And Class 3 Through 5B Claims	28
	B.	Disputed Claims		29
	C.	Reserves For Claims		29
		1.	Administrative Tax Claims	29
		2.	Other Priority Claims	29
		3.	Priority Tax Claims	29
		4.	Class 5A And 5B Claims	29
	D.	Estimation Of Class 5A And 5B Claims		29
	E.	Procedures For Distributions		30
		1.	Consensual Plan Distributions On Account Of Class 5A Claims	30
		2.	Cramdown Plan Distributions—Class 5A Claims	30
		3.	Unclaimed Distributions	30
		4.	Interest	31
	F.	Manner Of Payment Under The Plan		31
	G.	Delivery Of Distributions		31
VII.	CONFIRMATION AND EFFECTIVE DATE			31
	A.	Conditions To Confirmation		31
	B.	Effective Date		32
	C.	Non-Occurrence Of Effective Date		33
VIII.	EFFECT OF CONFIRMATION AND INJUNCTION			33
CONFIRMATION REQUEST				33

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